UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Harman International Industries, Incorporated

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Harman International Industries, Incorporated

400 Atlantic Street

Stamford, CT 06901

October [—], 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Harman International Industries, Incorporated, a Delaware corporation. The meeting will be held on Wednesday, December 7, 2011, beginning at 11:00 a.m. Eastern Time at our corporate headquarters located at 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901. Information about the meeting is presented in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

At the meeting, management will report on our company’s operations during fiscal 2011 and comment on our outlook for the current fiscal year. The report will be followed by a question and answer period.

It is important that your shares be represented at the meeting. To ensure representation of your shares, please sign, date and promptly return the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.

We look forward to seeing you on December 7th.

Sincerely,

Dinesh C. Paliwal
Chairman, Chief Executive Officer and President

Harman International Industries, Incorporated

400 Atlantic Street

Stamford, CT 06901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on December 7, 2011

Important Notice regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on December 7, 2011

The Proxy Statement and Annual Report to Stockholders

are available at: https://materials.proxyvote.com/413086

To Our Stockholders:

The 2011 Annual Meeting of Stockholders of Harman International Industries, Incorporated (the “Annual Meeting”) will be held at our corporate headquarters located at 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, on December 7, 2011, beginning at 11:00 a.m. Eastern Time. The Annual Meeting will be held for the following purposes:

(1)	To elect the two directors named in the accompanying Proxy Statement to serve until the 2012 Annual Meeting of Stockholders;

(2)	To approve our 2012 Stock Option and Incentive Plan;

(3)	To approve an amendment to our Restated Certificate of Incorporation, as amended, and Bylaws to provide for the annual election of directors;

(4)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our 2012 fiscal year;

(5)	To hold an advisory vote on executive compensation;

(6)	To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

(7)	To conduct any other business that may be properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement. Stockholders of record as of the close of business on October 10, 2011 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

If you plan to attend the Annual Meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is our Annual Report for fiscal 2011.

By Order of the Board of Directors,

Todd A. Suko
Executive Vice President and General Counsel

Stamford, CT

October [—], 2011

IMPORTANT

Whether or not you plan to attend the Annual Meeting in person, please vote by signing, dating and promptly returning the proxy card in the enclosed postage prepaid envelope or by using the telephone or Internet voting procedures described on the proxy card. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting.

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of shares entitled to vote at the Annual Meeting who have evidence of such ownership, a duly appointed proxy holder of an absent stockholder and our invited guests. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. If you wish to attend the Annual Meeting but your shares are held in the name of a broker, bank or other nominee, you should bring with you a proxy or letter from the broker, bank or nominee as evidence of your beneficial ownership of the shares.

2011 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	11:00 a.m., December 7, 2011

• Place	400 Atlantic Street, Suite 1500
Stamford, Connecticut 06901

• Record date	October 10, 2011

• Voting	Stockholders as of the record date are entitled to vote. Each share of
Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

•	Election of 2 directors

•	Approve the 2012 Stock Option and Incentive Plan

•	Approve amendments to the Restated Certificate of Incorporation and Bylaws to provide for the annual election of directors

•	Ratification of KPMG as auditors for fiscal 2012

•	Advisory vote on executive compensation

•	Advisory vote on the frequency of future advisory votes on executive compensation

•	Transact other business that may properly come before the Meeting

Voting Matters

Proposal No.	Matter	Board Vote Recommendation	Page Reference (for more detail)
1	Election of Directors	FOR EACH DIRECTOR NOMINEE	4
2	Approve 2012 Stock Option and Incentive Plan	FOR	53
3	Approve Amendments to Restated Certificate of Incorporation and Bylaws	FOR	61
4	Ratification of KPMG as Auditor for Fiscal 2012	FOR	63
5	Advisory Vote on Executive Compensation	FOR	64
6	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	FOR EVERY YEAR	65

Board Nominees

The following table provides summary information about each director nominee. Each director nominee will be elected for a one year term if the proposal to amend our Restated Certificate of Incorporation and Bylaws is approved by our stockholders. Each director is elected by a majority of the votes cast.

Name	Age	Director Since	Occupation	Experience/Qualification	Independent
Brian F. Carroll(1)	40	2007	Member, Kohlberg Kravis Roberts & Co.	• Leadership • Finance • Strategy	X
Hellene S. Runtagh(1)(2)	63	2008	Former President & CEO, Berwind Group	• Leadership • Operations • Marketing	X

(1)	Member of Compensation and Option Committee
(2)	Member of Audit Committee

No director nominee, all of which are current directors, attended fewer than 75% of the board meetings and committee meetings on which he or she sits.

2012 Stock Option and Incentive Plan

In order to provide an incentive to our key employees who contribute materially to the success of our company, as well as retain and attract executives of the caliber necessary to be competitive with other industry leaders, we are seeking stockholder approval of the 2012 Stock Option and Incentive Plan. The Plan will replace the 2002 Amended and Restated Stock Option and Incentive Plan, as amended, and no further awards will be made under the old plan.

Declassification of the Board

The Board is submitting to our stockholders a proposal to amend our company’s certificate of incorporation and bylaws to provide for the annual election of directors. Currently, the certificate of incorporation and bylaws provide for the division of the Board into three classes, with each class elected triennially. The Board believes it to be in the best interests of our company in demonstrating it is accountable and responsive to stockholders by providing for annual election of all directors upon the expiration of a director’s current term.

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of KPMG as our independent auditor for fiscal 2012. Set forth below is summary information with respect to KPMG’s fees for services provided in fiscal 2011 and 2010.

Type of Fees	Fiscal 2011	Fiscal 2010
Audit fees(1)	$3,949,765	$3,825,000
Audit-related fees(2)	63,000	60,000
Tax fees(3)	624,211	399,000
All other fees(4)	—	21,000
Total	$4,636,976	$4,305,000

Executive Compensation Advisory Vote and Its Frequency

We are asking our stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving our company’s goals of recognizing financial and operating performance and leadership excellence, and aligning our executives’ long-term interests with those of our stockholders. Named executive officer compensation over the past three years reflects amounts of cash and long-term performance awards consistent with periods of economic stress and lower earnings, and equity incentives that align with our actions to stabilize our company and to position us for a continued recovery.

The Board recommends that stockholders vote in favor of holding the advisory vote on executive compensation EVERY YEAR.

Executive Compensation Elements

Type	Form	Terms
Equity	• 2/3 Performance-vested restricted stock units (“Performance RSUs”) at maximum achievement • 1/3 Time-vested restricted stock units (“RSUs”)	• Performance RSUs have a three-year performance period with two objective performance measures • RSUs generally vest on the third anniversary of the date of grant

Cash	• Salary	• Increases must be approved by the Compensation and Option Committee and/or the Board
	• Annual incentive compensation	• Based on quantitative and qualitative performance goals

Retirement	• Supplementary pension (CEO and Mr. Augsburger only)	• Ten year vesting, payable at or after age 55. As of September 2008, our company no longer offers this benefit to newly hired or newly appointed executive officers.

Severance	• Severance payable upon termination of employment in certain specified circumstances or upon a change in control	• Severance benefit ranges from a multiple of one time base salary plus pro rata bonus to three times base salary plus full bonus.

Other	• Perquisites	• Supplemental life insurance, transportation, Harman products, legal services

Other Key Compensation Features

•	Only CEO and CFO entitled to tax gross-ups for excise taxes in the event of a change in control (our company has discontinued this practice)

•	Significant executive share ownership requirements (5 times base salary for CEO and 3 times base salary for all other executive committee members)

•	“Double trigger” event required for severance benefits upon a change in control

Fiscal 2011 Compensation Decisions

In fiscal 2011, our company had a very strong year. Our revenue increased by 12%, compared to 2010, and we had an operating profit of $190 million in fiscal 2011, compared to an operating profit of $86 million in fiscal 2010. Our management team continued to implement a number of strategic measures to create sustainable stockholder value, including expansion of our global footprint into the emerging markets and best cost countries such as Hungary, Brazil, Mexico, China and India. This investment in the emerging markets has resulted in revenue growth of 68% in Brazil, China and India during fiscal 2011, which delivered higher profit margins than those of our company as a whole. We successfully completed our STEP Change permanent cost reduction program, achieving more than $434 million in permanent cost savings. Our total liquidity increased to $1.5 billion, providing significant flexibility for our company’s future strategic initiatives.

Our executive compensation philosophy continues to focus on pay-for-performance. As a result, compensation increases for our executive officers are generally tied to our company’s performance and each executive’s contributions to that performance through their respective functions. At the same time, we balance our annual guaranteed pay with the at-risk pay so as to mitigate excessive risk taking to our company.

2012 Annual Meeting

•	Deadline for stockholder proposals September 10, 2012

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

400 Atlantic Street

Stamford, CT 06901

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harman International Industries, Incorporated (sometimes referred to as “we,” “us,” “our,” or “our company”) for use at our 2011 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Meeting”). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about October 31, 2011.

Holders of record of our common stock, $0.01 par value per share (“Common Stock”), as of the close of business on October 10, 2011 (the “Record Date”) are entitled to vote at the Meeting. Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by such stockholder. On October 10, 2011, there were 70,091,444 shares of Common Stock outstanding and entitled to vote.

You cannot vote your shares of Common Stock unless you are present at the Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	in writing: sign, date and return the proxy card in the enclosed envelope;

•	by telephone: within the U.S. or Canada, call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	by Internet: visit the website shown on your proxy card and follow the instructions.

You may revoke your proxy at any time prior to the vote at the Meeting by:

•	delivering a written notice revoking your proxy to our company’s Corporate Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote for all nominees, withhold your vote for all nominees, or withhold your vote as to a specific nominee. If a properly executed proxy does not provide instructions, the shares of Common Stock represented by your proxy will be voted as follows:

•	FOR the election of each of the two director nominees to serve until our company’s 2012 Annual Meeting of Stockholders;

•	FOR the approval of the 2012 Stock Option and Incentive Plan;

•	FOR the approval of the amendment to our Restated Certificate of Incorporation, as amended, and our Bylaws to provide for the annual election of directors;

•	FOR the ratification of our selection of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year;

•	FOR the approval of the compensation paid to our company’s named executive officers;

•	FOR future stockholder advisory votes on Executive Compensation to be held every year; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Meeting.

A majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum at the Meeting.

Our company’s majority voting policy requires any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” his or her election to tender his or her resignation promptly following the certification of the election results. The Nominating and Governance Committee of the Board will consider all of the relevant facts and circumstances and make a recommendation to the Board with respect to accepting or rejecting the resignation. Within 90 days, the Board is required to take action with respect to the recommendation and to publicly disclose its decision by issuing a press release. The majority voting policy is more fully described below in “The Board, Its Committees and Its Compensation — Corporate Governance — Majority Voting Policy.”

Those stockholders who fail to return a proxy or attend the Meeting will not have their shares of Common Stock count towards determining any required vote or quorum. Stockholders and brokers returning proxies or attending the Meeting who abstain from voting on the election of our directors will count towards determining a quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters from its customers, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists. Your broker is not permitted to vote on your behalf on the election of directors, the adoption of the 2012 Stock Option and Incentive Plan or the amendment to our Amended and Restated Certificate of Incorporation unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the Internet. To ensure your shares are voted in the manner you desire, you should instruct your broker, bank or other financial institution before the date of the Meeting on how to vote your shares.

If you own shares through our retirement or employee savings and investment plan, and you do not direct the trustee of the 401(k) plan to vote your shares, then the trustee will vote the shares credited to your account in the same proportion as the voting of shares for which the trustee receives direction from other participants.

We are soliciting your proxy and will pay the cost of preparing and mailing this Proxy Statement and the enclosed proxy card. We have retained BNY Mellon Shareowner Services LLC (“Mellon”) to assist in the solicitation of proxies for the Meeting. For these services, we will pay Mellon a base fee of $5,500 and will reimburse Mellon for out-of-pocket expenses. Additionally, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

QUESTIONS AND ANSWERS

Q:	Who can attend the Meeting?

A:	All stockholders of record as of the close of business on October 10, 2011 can attend the Meeting.

Q:	What do I need to do to attend the Meeting?

A:	To attend the Meeting, please follow these instructions:

•

If shares you own are registered in your name or if you own shares through our company’s retirement or employee savings and investment plan, bring your proof of ownership of Common Stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of your ownership of Common Stock through such broker or nominee and a form of identification.

Q:	Will there be a management presentation at the Meeting?

A:	Management will give a brief presentation at the Meeting.

Q:	If more than one stockholder lives in my household, how can I obtain an extra copy of this Proxy Statement and the Annual Report?

A:	Pursuant to the rules of the Securities and Exchange Commission (“SEC”), services that deliver our communications to stockholders who hold their shares through a broker or other nominee may deliver to multiple stockholders sharing the same address a single copy of this Proxy Statement and our Annual Report. Upon written or oral request, we will mail a separate copy of this Proxy Statement and our Annual Report to any stockholder at a shared address to which a single copy of each document was delivered. You may contact us with your request by writing to our company’s Corporate Secretary at the following address: 400 Atlantic Street, Suite 1500, Stamford, CT 06901, or by calling (203) 328-3500. We will mail materials you request at no cost to you. You can also access this Proxy Statement and our Annual Report online at https://materials.proxyvote.com/413086.

Q.	How many votes are needed to approve each proposal?

A.	For Proposal No. 1, the election of directors to hold office until the 2012 Annual Meeting of Stockholders, a nominee will be elected if the number of votes cast “For” that nominee exceeds the number of “Withheld” votes cast for that nominee. Abstentions and broker non-votes will have no effect. To be approved, Proposal No. 2, the approval of our 2012 Stock Option and Incentive Plan, must receive a “For” vote from the majority of shares present in person or represented by proxy and entitled to vote on the matter. To be approved, Proposal No. 3, the approval of the amendment to our Amended and Restated Certificate of Incorporation to provide for the annual election of directors, must receive a “For” vote from the majority of shares present in person or represented by proxy and entitled to vote on the matter. To be approved, Proposal No. 4, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year, must receive a “For” vote from the majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of nine directors, divided into three classes. Currently, each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. On September 8, 2011, the Board approved a resolution to declassify the Board commencing with the Meeting. If our stockholders approve at the Meeting the amendment to our Restated Certificate of Incorporation, as amended, pursuant to which the Board will be declassified (the “Amendment”), the two directors whose terms expire as of the Meeting will each be nominated for election for a one year term. In each of the 2012 and 2013 Annual Meetings of Stockholders, all director nominees would be elected to one year terms. As of the 2013 Annual Meeting of Stockholders the Board will be declassified. If our stockholders do not approve the Amendment at the Meeting, the two directors whose terms expire as of the Meeting will each be nominated for election for a three year term. This section contains information relating to the two director nominees and all our other the directors.

The nominees for election are Brian F. Carroll and Hellene S. Runtagh. Each of the nominees for election at the Meeting is currently a director of our company and was selected by the Board as a nominee in accordance with the recommendation of the Nominating and Governance Committee of the Board (“Nominating Committee”). If elected at the Meeting, and the Amendment is approved by our stockholders, each of the nominees would serve until the 2012 Annual Meeting of Stockholders and until his or her successor is elected and has been duly qualified, or until such director’s death, resignation or removal.

The Board expects that the nominees will be available for election at the time of the Meeting. If for any reason a nominee should become unavailable for election, the shares of Common Stock voted “For” that nominee by proxy will be voted for a substitute nominee designated by the Board, unless the Board reduces the number of directors or allows that nominee’s director position to remain vacant until a qualified nominee is identified.

In an uncontested election, directors shall be elected by the vote of a majority of the votes cast by shares present in person or represented by proxy and entitled to vote at the Meeting. In a contested election, a plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular Board position is elected for that position. The election of directors at the Meeting is an uncontested election. Therefore, for Proposal No. 1, the election of Brian F. Carroll and Hellene S. Runtagh as directors, a nominee will be elected if the number of votes cast “For” that nominee exceeds the number of “Withheld” votes cast for that nominee. Abstentions and broker non-votes will have no effect.

Nominees to be Elected at the Meeting

Brian F. Carroll	Director since October 2007

Mr. Carroll, age 40, has been a Member of Kohlberg Kravis Roberts & Co., a leading global alternative asset manager, since January 2006. Prior thereto, he served as an executive of KKR from 1995 until 1997 and from July 1999 until December 2005. From 1997 to 1999, he attended business school at Stanford University. Mr. Carroll is also a member of the board of directors of Rockwood Holdings, Inc., a specialty chemicals and advanced materials company. Mr. Carroll also served as a director of Sealy Corporation during the last five years.

Mr. Carroll’s qualifications to serve on the Board include his extensive expertise and experience gained through his significant role in KKR’s private equity investments. Mr. Carroll also is actively involved in public companies affiliated with KKR and has substantial experience in merger and acquisition transactions.

Hellene S. Runtagh	Director since December 2008

Ms. Runtagh, age 63, formerly served as President and Chief Executive Officer of the Berwind Group from 2001 to 2002, a diversified pharmaceutical services, industrial manufacturing and real estate company. From 1998 through 2000, she served as Executive Vice President of Universal Studios. Prior to joining Universal, Ms. Runtagh spent 25 years at General Electric Company in a variety of leadership positions. Ms. Runtagh also serves on the board of directors of Lincoln Electric Holdings, Inc., a full-line manufacturer and reseller of welding and cutting products; and NeuStar Inc., a provider of clearinghouse services to the communications industry. Ms. Runtagh served as a director of Avaya Inc. and IKON Office Solutions, Inc. during the last five years.

Ms. Runtagh’s qualifications to serve on the Board include her extensive expertise and experience in the areas of operations, marketing and sales, as well as comprehensive management and leadership experience she gained as a former senior executive for a diverse global business. She also has significant public company board experience (including specific experience serving on audit and compensation committees).

The Board recommends a vote FOR election of each of the nominees.

Directors Whose Terms Extend Beyond the Meeting

Dr. Harald Einsmann	Director since October 2007

Dr. Einsmann, age 77, served as an Operating Partner of EQT Partners AB, a European private equity group, from 2000 until his retirement in 2006. Prior to joining EQT, Dr. Einsmann was an Executive Vice President of The Procter & Gamble Company worldwide, and their President of Europe, Middle East and Africa. He serves as a director of Checkpoint Systems, Inc., a provider of integrated system solutions for retail security, labeling and merchandising. Dr. Einsmann also served as a director of Tesco Plc, the Carlson Group and Rezidor Hotel Group in Scandinavia during the last five years. His current term expires at the 2013 Annual Meeting of Stockholders.

Dr. Einsmann’s qualifications to serve on the Board include his extensive expertise and experience in the areas of retail, consumer goods, manufacturing and international markets, as well as comprehensive management and leadership experience he gained as the former head of a global business unit. He also has significant public company board experience.

Ann McLaughlin Korologos	Director since November 1995

Ms. Korologos, age 69, has served as our Lead Director since May 2008. From April 2004 to April 2009, she served as Chairman of the RAND Corporation Board of Trustees. She is Chairman Emeritus of The Aspen Institute, where she served as Chairman from 1996 to 2000. Ms. Korologos was a Senior Advisor to Benedetto, Gartland & Company, Inc., an investment banking firm, from 1996 to 2005. From 1987 until 1989 she served as the United States Secretary of Labor. Ms. Korologos is a director of AMR Corporation and its subsidiary, American Airlines, Inc.; Host Hotels & Resorts, Inc.; Kellogg Company; and Vulcan Materials Company, a provider of construction aggregates. Ms. Korologos also served as a director of Microsoft Corporation during the last five years. Her current term expires at the 2013 Annual Meeting of Stockholders.

Ms. Korologos’ qualifications to serve on the Board include her expertise and experience in the areas of international markets, marketing, regulatory and government affairs, policy making, and social responsibility and reputational issues. She also has significant public company board experience (including specific experience in compensation, diversity, corporate governance and social responsibility).

Dr. Jiren Liu	Director since December 2009

Dr. Liu, age 56, is the founder, Chairman and CEO of Neusoft Corporation, a leading IT solutions and services provider in China founded in 2001. Dr. Liu is also a professor and vice president at the Northeastern University China, serves as vice chairman of the China Software Industry Association, and is a standing member of the Chinese Association of Automation. He does not currently serve, and has not served in the last five years, on any other public company boards. His current term as a director expires at the 2012 Annual Meeting of Stockholders.

Dr. Liu’s qualifications to serve on the Board include his extensive expertise and experience in the areas of technology, emerging markets and innovation, as well as the comprehensive management and leadership experience he gained as the founder and leader of a global technology business.

Edward H. Meyer	Director since July 1990

Mr. Meyer, age 84, has served as Chairman, Chief Executive Officer and Chief Investment Officer of Ocean Road Advisors, Inc., an investment management company, since January 2007. From 1972 to 2006, Mr. Meyer served as Chairman, Chief Executive Officer and President of Grey Global Group, Inc., a global advertising and marketing services company. Mr. Meyer also serves as a director of Retail Opportunity Investments Corp., a REIT that invests in a diverse portfolio of necessity-based retail properties, and National CineMedia, Inc., an in-theater advertising company. Mr. Meyer also served as a director of Ethan Allen Interiors Inc. during the last five years. His current term as a director expires at the 2012 Annual Meeting of Stockholders.

Mr. Meyer’s qualifications to serve on the Board include his extensive expertise and experience in the areas of sales, advertising, marketing and investment management. He also has significant public company board experience.

Dinesh C. Paliwal	Director since August 2007

Mr. Paliwal, age 53, has served as our Chairman, Chief Executive Officer and President since July 1, 2008. He joined our company in July 2007 as Vice Chairman, CEO and President. Prior to joining our company, Mr. Paliwal served as President of Global Markets and Technology of ABB Ltd., a provider of industrial automation, power transmission systems and services, from January 2006 until June 2007. From January 2004 until June 2007, Mr. Paliwal served as President and CEO of ABB North America, and from October 2002 to December 2005 he served as President and Chief Executive Officer of ABB Automation. Mr. Paliwal also serves as a director of Tyco International Ltd. Mr. Paliwal served as a director of Embarq Corporation during the last five years. His current term as a director expires at the 2012 Annual Meeting of Stockholders.

Mr. Paliwal’s qualifications to serve on the Board include his extensive expertise and experience in the areas of crisis management, international markets, strategy and strategic planning, as well as the comprehensive management and leadership experience he has gained as the head of a global business. He also has significant public company board experience.

Kenneth M. Reiss	Director since February 2008

Mr. Reiss, age 68, served as a partner with Ernst & Young LLP, an accounting firm he joined in 1965, from 1977 until his retirement in June 2003. While at Ernst & Young, he also served as Managing Partner for the Assurance and Advisory Practice in the firm’s New York office and served as the lead auditor for several publicly traded companies, including Toys “R” Us, Inc., Staples, Inc., Phillips-Van Heusen, Inc. and Columbia Pictures. Mr. Reiss serves on the board of directors of The Wet Seal, Inc., a national specialty retailer. Mr. Reiss also served as a director of Eddie Bauer Holdings, Inc. and Guitar Center, Inc. during the last five years. His current term expires at the 2013 Annual Meeting of Stockholders.

Mr. Reiss’ qualifications to serve on the Board include his extensive expertise and experience in the areas of auditing, accounting, finance and risk management. He also has significant public company board experience (including specific experience serving on audit committees).

Gary G. Steel	Director since December 2007

Mr. Steel, age 58, has served as the Head of Group HR and Sustainability and a member of the Group Executive Committee of ABB Ltd. since January 2003. He is also Chairman of ABB subsidiaries in India and Sweden. Prior to joining ABB Ltd., Mr. Steel served in various executive positions with Royal Dutch Shell plc, including Human Resources Director for Global Finance for Shell International B.V., a wholly owned subsidiary of Royal Dutch Shell plc. Mr. Steel does not currently serve, and has not served in the last five years, on any other public company boards. His current term as a director expires at the 2012 Annual Meeting of Stockholders.

Mr. Steel’s qualifications to serve on the Board include his extensive expertise and experience in human resources, executive compensation matters, talent development, succession planning, and benefits administration, as well as the comprehensive management and leadership experience he has gained as a senior executive for a global organization.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board of Directors

The Board currently consists of nine directors. The Board has determined that eight of the directors are independent directors and one director is a current member of our senior management. Each of our non-management directors meets the qualifications for independence under the listing standards of the New York Stock Exchange. Following the Meeting, the Board will consist of nine members, eight of whom are independent. There are no family relationships among any directors or executive officers of our company.

Director Compensation

Process

The Compensation and Option Committee is responsible for annually reviewing and making recommendations to the Board regarding the compensation of our non-management directors.

Fiscal 2011 Compensation

For services rendered during fiscal 2011, non-management directors received an annual retainer fee of $70,000, plus $1,500 for each Board or committee meeting attended. The chairperson of each of the Board’s standing committees received an additional annual retainer fee as follows: Audit Committee ($25,000), Compensation and Option Committee ($10,000) and Nominating Committee ($10,000). The Lead Director received an additional annual retainer fee of $20,000. We do not pay fees to directors who are officers of our company or our subsidiaries. We reimburse all directors for expenses incurred in attending Board and committee meetings. Starting in fiscal 2012, the annual retainer fee payable to the Compensation and Option Committee chairman and the Lead Director will be increased by $5,000.

On the date of our 2010 Annual Meeting of Stockholders, each then-current non-management director received a restricted share unit (“RSU”) grant equal to $125,000 divided by the closing price of our Common Stock on December 8, 2010. All of these RSUs were granted under the Harman International Industries, Incorporated Amended and Restated 2002 Stock Option and Incentive Plan (the “2002 Incentive Plan”). Each RSU vests at a rate of one-third per year commencing on the first anniversary of the grant date.

The following table sets forth compensation earned by each of our non-management directors for his or her service as a director during fiscal 2011.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Brian F. Carroll	$83,500	$124,973	$208,473
Dr. Harald Einsmann	89,500	124,973	214,473
Rajat K. Gupta(4)	55,135	124,973	180,108
Ann McLaughlin Korologos	116,500	124,973	241,473
Dr. Jiren Liu	83,500	124,973	208,473
Edward H. Meyer	99,500	124,973	224,473
Kenneth M. Reiss	123,500	124,973	248,473
Hellene S. Runtagh	97,000	124,973	221,973
Gary G. Steel	92,500	124,973	217,473

(1)	Includes annual retainer and meeting attendance fees paid to each non-management director for his or her service as a director during fiscal 2011, and additional annual retainer fees paid to the Lead Director and the chairperson of each committee of the Board. For Mr. Gupta, the annual cash retainer was prorated based on his term of service.

(2)	On December 8, 2010, each non-management director received an RSU grant of 2,659 shares of our Common Stock. The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, was $124,973. As of June 30, 2011, the number of outstanding RSUs held by each of our non-management directors was as follows: Mr. Carroll (7,923 shares), Dr. Einsmann (7,923 shares), Ms. Korologos (7,923 shares), Dr. Liu (6,375 shares), Mr. Meyer (7,923 shares), Mr. Reiss (7,923 shares), Ms. Runtagh (9,689 shares), and Mr. Steel (7,923 shares). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. See Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2011, for information regarding the assumptions made in determining these values.
(3)	As of June 30, 2011, the number of outstanding stock options held by each of our non-management directors was as follows: Mr. Carroll (13,000 shares), Dr. Einsmann (13,000 shares), Ms. Korologos (52,000 shares), Mr. Meyer (52,000 shares), Mr. Reiss (8,000 shares), and Mr. Steel (8,000 shares). Our company ceased granting stock options to non-management directors after December 2007.
(4)	Mr. Gupta voluntarily resigned from the Board on March 7, 2011. Prior to his resignation Mr. Gupta also served on the Board’s Nominating Committee.

Corporate Governance

The Board and senior management believe that one of their primary responsibilities is to promote a culture of ethical behavior throughout our company by setting examples and by displaying a sustained commitment to instilling and maintaining deeply ingrained principles of honesty and decency. Consistent with these principles we have, among other things, adopted:

•	written charters for our Audit Committee, Compensation and Option Committee and Nominating Committee;

•	Corporate Governance Guidelines that describe the principles under which the Board operates;

•	a Code of Ethics for Senior Management and the Board, a Code of Ethics and Conflicts of Interest Policy for Members of the Board, and a Code of Business Conduct applicable to all our employees; and

•	a Majority Voting Policy that requires our directors to submit their resignation if they do not receive a majority of votes “For” their election.

The committee charters, corporate governance guidelines, ethics codes and majority voting policy are available on our website (www.harman.com) in the Corporate Governance section of the Investors page. Copies of these documents are also available upon written or oral request to our Corporate Secretary. We will post information regarding any amendment to, or waiver from, our Code of Ethics for Senior Management and the Board on our website under the Corporate Governance section of the Investors page.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board expects to adopt changes to policies and practices that are in the best interests of our company and as appropriate to comply with any new requirements of the SEC or the New York Stock Exchange.

Director Independence

As part of our Corporate Governance Guidelines, we have established a policy requiring a majority of the members of the Board to be independent. The Board has also adopted a policy establishing independence standards to assist the Board in determining the independence of the non-management directors. Those standards reflect, among other things, the requirements under the listing standards of the New York Stock Exchange. The independence standards for non-management directors are available on our website under the Corporate Governance section of the Investors page.

In making its independence determinations, the Board considered transactions that occurred in fiscal 2011 between our company and entities associated with the non-management directors or members of their respective immediate families. All identified transactions that appeared to relate to our company and a family member of, or entity with a known connection to, a non-management director were presented to the Board for consideration. The Board considered the transactions in the context of the New York Stock Exchange objective standards, the special standards established by the SEC for members of audit committees, and the SEC and U.S. Internal Revenue Service standards for compensation committee members. Based on all of the foregoing, as required by the New York Stock Exchange rules, the Board made a determination that, because of the nature of each non-management director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence. The Board’s independence determinations included the following transactions:

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Mr. Carroll is a member of KKR. In October 2007, our company issued $400 million of 1.25% senior convertible notes (the “Notes”), of which $342.8 million was either purchased by an affiliate of KKR or for which KKR has substantial economic benefit and risk. Our company paid KKR less than 1% of its revenue in fiscal 2011 for interest on the Notes.

•	Dr. Liu is the Chairman and CEO of Neusoft Corporation. Our company paid Neusoft less than 1% of its revenue in fiscal 2011 for engineering and software development services rendered to our company.

The Board has determined that each of Mr. Carroll, Dr. Einsmann, Ms. Korologos, Dr. Liu, Mr. Meyer, Mr. Reiss, Ms. Runtagh and Mr. Steel, is independent of our company and our management within the meaning of the New York Stock Exchange listing standards and satisfies our independence standards.

Majority Voting Policy

Under our majority voting policy, in an uncontested election of directors, any nominee who receives a greater number of votes “Withheld” than votes “For” his or her election will, promptly following the certification of the stockholder vote, tender his or her written resignation to the Board for consideration by the Nominating Committee. The Nominating Committee will consider the resignation and will make a recommendation to the Board concerning whether to accept or reject it.

In determining its recommendation to the Board, the Nominating Committee will consider all factors it deems relevant, which may include:

•	the stated reason or reasons why stockholders who cast “Withheld” votes for the director did so;

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the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board would be in our best interests and the best interests of our stockholders.

The Nominating Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as it deems appropriate, which may include:

•	acceptance of the resignation;

•	rejection of the resignation; or

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rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating Committee to have substantially resulted in the “Withheld” votes.

Under our majority voting policy, the Board will take formal action on the recommendation no later than 90 days following the certification of the results of the stockholders’ meeting. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating Committee and any additional information that the Board deems relevant. We will publicly disclose the Board’s decision promptly after the decision is made in a press release. If applicable, the Board will also disclose the reason or reasons for rejecting the tendered resignation.

Non-Employee Director Stock Ownership

In fiscal 2009, we adopted Stock Ownership Guidelines for Non-Employee Directors. The guidelines recommend that non-management directors retain all shares of Common Stock received (including stock options and RSUs) as compensation after December 2, 2008 for as long as they serve as members of the Board. Directors will be permitted to sell shares of Common Stock to cover the exercise price of options and any taxes payable as a result of such exercise, or that may be payable upon the vesting of any RSUs or shares of restricted stock.

Communications with the Board

Stockholders and other interested parties may communicate with the Board, the non-management directors or specific directors by mail addressed to: Board of Directors, c/o Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, Attn: General Counsel. The mailing envelope should also clearly indicate whether the communication is intended for the Board, the non-management directors or a specific director. The General Counsel or the Head of Internal Audit will review all these communications and will, within a reasonable period of time after receiving the communications, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of our company.

Board Meetings

The Board held six meetings during fiscal 2011. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served during the period he or she was a director in fiscal 2011. The Board has established a policy that the non-management directors meet in executive session, without members of our management present, at each regularly scheduled meeting of the full Board.

The following table provides a summary of the membership of each of the standing committees of the Board as of June 30, 2011.

Name	Audit	Compensation and Option	Nominating and Governance
Brian F. Carroll	—	Member	—
Dr. Harald Einsmann	Member	—	—
Ann McLaughlin Korologos	—	—	Chair
Dr. Jiren Liu	—	Member	—
Edward H. Meyer	—	Chair	Member
Dinesh C. Paliwal	—	—	—
Kenneth M. Reiss	Chair	—	Member
Hellene S. Runtagh	Member	Member	—
Gary G. Steel	—	Member	Member

Annual Meetings of Stockholders

As part of our Corporate Governance Guidelines, the Board has adopted a policy that each director is expected to make reasonable efforts to attend our stockholders’ meetings. All Board members who were directors at the time of the meeting attended our 2010 Annual Meeting of Stockholders.

Audit Committee

During fiscal 2011, the Audit Committee held eight meetings. The Board has determined that each member of the Audit Committee is independent under the New York Stock Exchange listing standards and each is financially literate and experienced in financial matters. The Board has also determined that Mr. Reiss is an “audit committee financial expert” within the meaning of applicable SEC regulations.

The Audit Committee assists the Board in its oversight of our financial reporting, focusing on the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, and the qualifications and independence of our independent auditor. The Audit Committee’s primary responsibilities include:

•	acting as the direct contact with our independent auditor, who is ultimately accountable to the Audit Committee and the Board;

•	appointing the independent auditor, setting the terms of compensation and retention for the independent auditor, and evaluating and overseeing the work of the independent auditor;

•	pre-approving all audit and non-audit services provided to our company by the independent auditor;

•	oversight over the audit scope and performance of the internal audit function;

•	oversight over our company’s ethics and compliance programs;

•	evaluating and discussing with management and the Board our company’s risk assessment and risk management processes; and

•	acting in respect of all other matters as to which Audit Committee action is required by law or New York Stock Exchange listing standards.

The Audit Committee’s responsibilities and key practices are more fully described in its written charter. A report of the Audit Committee appears on page 68 of this Proxy Statement.

Compensation and Option Committee

During fiscal 2011, the Compensation and Option Committee held four meetings. Each member of the Compensation and Option Committee is independent under the New York Stock Exchange listing standards.

The Compensation and Option Committee assists the Board in overseeing executive compensation and administers our executive bonus, option and incentive, deferred compensation and retirement plans. The Compensation and Option Committee’s primary responsibilities include:

•	establishing our company’s executive compensation philosophy;

•	annually reviewing and benchmarking CEO compensation, and recommending to the Board the compensation level for the CEO;

•	establishing compensation levels for our executive officers and reviewing executive compensation matters generally;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	making recommendations to the Board with respect to approval and adoption of all cash and equity-based incentive plans;

•	reviewing and approving the Compensation Discussion and Analysis to be included in the annual proxy statement; and

•	approving awards of options, restricted shares, RSUs and other equity rights to executive officers.

The Compensation and Option Committee’s responsibilities and key practices are discussed more fully in its written charter. A report of the Compensation and Option Committee appears on page 39 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Edward H. Meyer, Brian F. Carroll, Dr. Jiren Liu, Hellene S. Runtagh and Gary G. Steel served as members of the Compensation and Option Committee in fiscal 2011. During fiscal 2011, no member of the Compensation and Option Committee was an employee, officer or former officer of our company. None of our executive officers served in fiscal 2011 on the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of the Board or the Compensation and Option Committee. As described below under “Certain Relationships and Related Person Transactions,” Dr. Jiren Liu is Chairman and CEO of Neusoft Corporation, a company to which we made more than $120,000 in payments during fiscal 2011 for services rendered pursuant to an engineering and software development services agreement, and Brian F. Carroll is a member of KKR, a company to which we made more than $120,000 in interest payments on the Notes during fiscal 2011.

Nominating and Governance Committee

During fiscal 2011, the Nominating Committee held five meetings. Each member of the Nominating Committee is independent under the New York Stock Exchange listing standards.

The Nominating Committee assists the Board in carrying out its oversight responsibilities relating to the composition of the Board and certain corporate governance matters. The Nominating Committee’s primary responsibilities include:

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considering and making recommendations to the Board with respect to nominees for election to the Board consistent with criteria approved by the Board or the Nominating Committee, including director candidates submitted by our stockholders;

•	periodically reviewing and assessing our policies and practices with regard to corporate responsibility, human health and safety, sustainability and the environment;

•	annually reviewing and reassessing the adequacy of our codes of conduct, corporate governance guidelines and committee charters;

•	overseeing the process for the annual performance evaluation of the Board, Board committees and CEO; and

•	reviewing the independence of each of the directors annually.

The Nominating Committee’s responsibilities and key practices are more fully described in its written charter.

Board Leadership Structure

The current Board Chairman is also the current CEO of our company. In addition, in May 2008 the non-management directors designated Ann McLaughlin Korologos as Lead Director. In this role, Ms. Korologos is responsible for chairing executive sessions and other meetings of the Board, with and without the participation of the Chairman. Our Lead Director sets the agenda for Board meetings and ensures that all topics proposed by the other directors are considered for debate and discussion. Our Lead Director also conducts the CEO’s performance appraisal at the end of each fiscal year and reviews the CEO’s performance goals and objectives for the new fiscal year. In preparation for these reviews with the CEO, all non-management directors provide their input to the Lead Director. Following the review sessions with the Lead Director, our CEO holds an in-person presentation and discussion with the Board. The Board designates the Lead Director on an annual basis.

The non-management directors believe that our company’s current model of the combined Chairman/CEO role in conjunction with the Lead Director position is the appropriate leadership structure for our company at this time. The non-management directors believe that each of the possible leadership structures for a board has its particular advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration is the responsibility of a company’s board and requires a diversity of views and experiences. The combined Chairman/CEO model is a leadership model that has served our stockholders well for many years and through a succession of effective leaders.

The non-management directors of the Board believe that the combined Chairman/CEO position, together with the Lead Director, has certain advantages over other board leadership structures and continues to best meet our company’s current needs, including:

•	efficient communication between management and the Board;

•	clear delineation of the Lead Director’s and other non-management directors’ oversight role from the Chairman/CEO’s and other management’s day-to-day operations role;

•	clarity for our company’s key stakeholders on corporate leadership and accountability; and

•	the Board Chairman possessing the best knowledge of our company’s strategy, operations and financial condition and, in turn, the ability to communicate that to external stakeholders.

The Nominating Committee and the other non-management directors periodically review this structure to ensure it is still appropriate for our company, especially in the context of future succession plans.

Board Oversight of Risk Management

Management is responsible for day-to-day enterprise risk management. In its oversight role regarding enterprise risk management, the Board reviews and approves our company’s long-term strategic plan and annual operating plan. We face risk in many different areas, including business strategy; government regulation; financial condition; credit and liquidity; product innovation; competition for talent; executive development; operational efficiency; quality assurance; environmental, health and safety; supply chain management; information technology and security; intellectual property; and legal compliance, among many others. The Board believes that oversight of risk management is ultimately the responsibility of the full Board.

In carrying out this critical responsibility, the Board meets with key members of management with primary responsibility for management of risk in their respective areas of responsibility, including our CEO, Chief Financial Officer, Chief Human Resources Officer, General Counsel, Head of Internal Audit, and the presidents of each of our three divisions. Each year, management compiles a comprehensive risk assessment report and reviews that report with the Board during regular Board meetings. The report identifies the material business risks for our company, indicates the senior management owners of such risks, and identifies factors that respond to and mitigate those risks. Throughout the year, the Board dedicates a portion of each meeting to review and discuss specific risk topics in greater detail.

Executive Succession Planning

The Board and our CEO have developed a comprehensive program for emergency and long-term executive succession, which the Board reviews with our CEO annually. Consistent with our culture, our goal is to always be in a position to appoint our most senior executives from within our company. Individuals who are identified as having potential for senior executive positions are evaluated by the Board. The careers of such persons are monitored to ensure that over time they have appropriate exposure both to the Board and to our diverse global business. These individuals interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our business units around the world and otherwise.

We believe that the Board fully understands our culture and strategic needs and that our succession program should ensure a smooth transition with respect to senior executive appointments.

Director Nominees

The Nominating Committee utilizes a variety of methods for identifying and evaluating director nominees. The committee may consider candidates recommended by our directors, members of management, professional search firms or stockholders. These candidates may be considered at any point during the year.

Qualifications

The Board has charged the Nominating Committee to make recommendations regarding an appropriate board composition to support and adjust to our company’s strategy and operations over time. The Nominating Committee reviews annually with the Board the size, function and needs of the Board and our company. In evaluating nominees for election as a director, the Nominating Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community and otherwise;

•	reputation in a particular field or area of expertise;

•	current knowledge and contacts in the markets in which we do business and in our industry and other industries relevant to our business;

•	the ability and willingness to participate fully in Board activities, including attendance at, and active participation in, Board and committee meetings;

•

the skills and personality of the nominee and how the Nominating Committee perceives the nominee will fit with the existing directors and other nominees in maintaining a board that is collegial and responsive to the needs of our company and our stockholders;

•	the willingness to represent the best interests of all of our stockholders and not just one particular constituency; and

•	diversity of viewpoints, culture, background and experience, compared to those of existing directors and other nominees.

The Board also seeks men and women that have a wide range of experiences at policy-making levels in business, government, education and technology and in areas that are relevant to our company’s global activities. The Nominating Committee also endeavors to ensure that the Board includes a number of financially literate directors and at least one director who qualifies as a financial expert.

The Nominating Committee will also consider other criteria for director candidates included in our Corporate Governance Guidelines or as may be established from time to time by the Board.

We believe that our current Board is well-qualified to lead our company’s efforts to achieve our long-term strategy. The combined experience of our directors covers all areas of expertise and competency identified by the Nominating Committee.

Stockholder Recommendations

The Nominating Committee will evaluate director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Nominating Committee. We have never received any recommendations for director candidates from stockholders. In considering director candidates recommended by our stockholders, the Nominating Committee will also take into account such factors as it considers relevant, including the length of time that the submitting stockholder has been a stockholder of our company and the aggregate amount of the submitting stockholder’s investment in our company.

Stockholders may recommend candidates at any time, but to be considered by the Nominating Committee for inclusion in our proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days before the first anniversary of the date the proxy statement was mailed to stockholders in connection with the previous year’s annual meeting. A stockholder’s notice must contain the following:

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the name of the director candidate, the name of the stockholder recommending the director candidate for consideration, and the written consent of the director candidate and stockholder to be publicly identified;

•	a written statement by the director candidate agreeing to be named in our proxy materials and to serve as a member of the Board if nominated and elected;

•

a written statement by the director candidate and the recommending stockholder agreeing to make available to the Nominating Committee all information reasonably requested in connection with the Nominating Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential addresses, principal occupation or employment, number of shares of Common Stock and other securities of our company beneficially owned, a curriculum vitae or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors by SEC regulations and the New York Stock Exchange listing standards.

The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, Attn: Corporate Secretary (Nominating and Governance Committee Communication/Director Candidate Recommendation).

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis discusses the role of our Compensation and Option Committee (the “Compensation Committee”) in setting the objectives of our executive compensation plans; the philosophy behind these plans; and also describes our company’s executive compensation program for fiscal 2011 and major elements of our fiscal 2012 program. This section of the Proxy Statement explains how the Compensation Committee made its compensation decisions for our executives, including our named executive officers, for fiscal 2011. Our named executive officers are:

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our Chairman, Chief Executive Officer and President, Mr. Dinesh C. Paliwal, who is referred to in this section as our Chief Executive Officer or CEO — who is a named executive officer by reason of his position with us;

•	our Executive Vice President and Chief Financial Officer, Mr. Herbert Parker — who is a named executive officer by reason of his position with us; and

•	our next three most highly compensated executive officers — who are named executive officers by reason of their level of compensation:

•	Mr. Blake Augsburger, our Executive Vice President and President of our Professional Division;

•	Mr. Sachin Lawande, our Executive Vice President, Chief Technology Officer and Co-President of our Lifestyle and Infotainment Divisions; and

•	Mr. Michael Mauser, our Executive Vice President and Co-President of our Infotainment and Lifestyle Divisions.

Compensation Objectives, Design and Process

Objectives

In designing our company’s executive compensation programs, the Compensation Committee is guided by its philosophy that our programs must achieve the following objectives:

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Pay for performance: We seek alignment between performance and pay. Pay for performance alignment serves two purposes: to motivate and align executives to measures strategically beneficial to our company and to ensure payout levels correspond with performance.

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Attract, retain, and motivate top talent: To accomplish this objective the Compensation Committee ensures that our executive compensation opportunity and structure is competitive with the external market for senior executive talent, and pays out over time, as opposed to immediately, to reinforce our retention objectives.

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Achieve alignment with stockholders and sustainable long-term stockholder value creation: To accomplish this strategic objective, executive performance goals are tied to measures considered instrumental in generating sustainable long-term stockholder value, and equity-based compensation is a substantial portion of total compensation.

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Drive achievement of strategic plan: Tying certain aspects of compensation, such as annual incentive bonus and long-term incentives, to company-specific goals focuses executives on key strategic objectives to drive our long-term success.

Overview of Compensation Design

The components of our executive compensation program provide for a combination of fixed and variable compensation and are designed to incorporate our principles and objectives. Our compensation program is designed to attract and retain executives and to create a pay-for-performance culture. A significant portion of each named executive officer’s targeted total direct compensation is in the form of performance-based compensation and, therefore, is “at risk.” Total direct compensation is defined as base salary, annual cash incentives and target long-term equity incentives. “At risk” means that the executive will not realize full economic benefit unless the applicable objectives, most of which are tied to our company’s financial performance, are met or exceeded. The specific components of our compensation program are:

•	Base salary;

•	Annual performance incentive compensation (cash);

•	Long-term incentive compensation (equity);

•	Severance and change-in-control arrangements; and

•	Employee benefits and other perquisites.

A more detailed description of each of these components is set forth below in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2011.”

When making compensation-related decisions, we believe it is important to be informed about current practices of similarly situated public companies. Accordingly, the Compensation Committee considers market data from third party surveys, as discussed below under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking.”

The Compensation Committee does not apply specific allocations between cash and equity-based compensation or between short-term and long-term compensation when setting each year’s total direct compensation package. We continue to evolve our pay for performance culture by increasing the percentage of “at risk” compensation tied to meeting company objectives. The Compensation Committee believes that the percentage allocation that is “at risk” should increase based on an executive’s compensation and grade level. To this end, the Compensation Committee has increased the portion of equity-based compensation tied to performance objectives over time as follows:

	September 2008 Grants	September 2009-2011 Grants

CEO	75% time-vested RSUs 25% time-vested stock options	33% time-vested RSUs 67% performance-vested RSUs at maximum performance level

Executive Committee (excluding CEO)	50% time-vested stock options 25% time-vested RSUs 25% performance-vested RSUs at maximum performance level	33% time-vested RSUs 67% performance-vested RSUs at maximum performance level

Fiscal 2011 Summary

Fiscal 2011 was a strong performance year for our company, building off the foundation we established in fiscal 2010. Our revenue increased by 12%, compared to 2010, and we had an operating profit of $190 million in fiscal 2011, compared to an operating profit of $86 million in fiscal 2010. Along with strong improvement in financial performance, management continued to implement a number of strategic measures to create sustainable stockholder value. These measures included expansion of our global footprint into the emerging markets and best cost countries such as Hungary, Brazil, Mexico, China and India; strengthening of our market position in the emerging markets; and achievement of best in class cost structure across all key business metrics. We completed our STEP Change permanent cost reduction program, achieving more than $434 million in permanent cost savings. We also increased our investment in our brands and established a viable business in the emerging markets. Our investment in the emerging markets has resulted in revenue growth of 68% in Brazil, China and

India during fiscal 2011. The revenue generated in these markets delivered higher profit margins than those of our company as a whole. Our cash and short-term investments balance increased to $921 million during the fiscal year, driven primarily by positive cash from operations. Total liquidity increased to $1.5 billion, providing significant flexibility for our company’s strategic initiatives.

Below are tables that reflect (a) our key business performance metrics in fiscal 2011 versus fiscal 2010 and (b) our company’s total stockholder return (“TSR”) for fiscal 2011 relative to the Dow Jones Industrial Average and a specified performance peer group:

Performance Metric(1)	FY2010	FY2011	% Improvement
Net Sales	$3,364	$3,772	12%
EPS (from continuing operations)	$0.50	$1.90	280%
Free Cash Flow (excl. certain items)(2)	$152	$240	58%
Free Cash Flow/Share Outstanding (excl. certain items)	$2.16	$3.35	55%
STEP Change Permanent Cost Savings, cumulative	$350	$434	24%
Total Liquidity(3)	$870.6	$1,463.9	68.1%

(1)	All dollar figures in millions, except per share amounts.
(2)	Free Cash Flow is defined as: operating income plus depreciation and amortization plus change in working capital. Change in working capital includes net accounts receivable from third parties plus net inventories less trade accounts payable to third parties.
(3)	Total Liquidity is defined as: the sum of cash, short-term investments and available borrowing capacity under our revolving credit facility.

Harman TSR FY11 — Versus Market and Peer Group

Versus Market

Versus Peer Group*

*	Aisin, Alpine, AU Optronics, Audi, Bang & Olufsen, Best Buy , BMW, Continental, Daimler, Denso, FIAT, Flextronics, Fujikon, Garmin, Honda Motors, Jabil Circuit, Johnson Controls, Live Nation Entertainment, Metro AG, Motorola, Nokia, Onkyo, Panasonic, Pioneer, Renesas, Texas Instruments, TomTom, Toshiba, Toyota and Yamaha

To drive the behavior which reinforced profitable growth, the Compensation Committee approved our management incentive program to reward the attainment of performance metrics related to improving free cash flow, operating profit and sales revenue.

The below charts reflect our seven consecutive quarters of both revenue and EBITDA growth (on a last-twelve-month basis).

Revenue	EBITDA

Compensation Committee Actions in Fiscal 2011

The Compensation Committee continued to fine tune elements of our executive compensation plans to further drive our “pay for performance” philosophy. Following their review of our programs in early fiscal 2011, the Compensation Committee decided that it would be necessary to restructure certain elements of our compensation program for our Chief Executive Officer and our executive committee members, including our named executive officers, to further increase our pay for performance orientation. The Compensation Committee took the following actions:

•

Long-Term Equity Incentive Mix: The Compensation Committee maintained the long-term equity incentive mix for executive officers, including our named executive officers, of 33% time-vested RSUs and 67% performance-vested RSUs (at maximum achievement level), which was adopted by our company in fiscal 2010. This change from our more heavily weighted time-vested approach reinforces the Compensation Committee’s objectives of pay for performance, alignment with our stockholders, and focus on driving achievement of our strategic plan.

•

Long-Term Incentive Performance Metrics. The Compensation Committee adopted new metrics for the performance-vested RSUs (“Performance RSUs”) granted to our executive officers in fiscal 2011 (the “2011 Performance RSUs”). In order to focus on long-term growth and to align management performance with stockholder return, the 2011 Performance RSUs metrics are a combination of earnings growth and stockholder return. Half of the 2011 Performance RSUs are earned based on fiscal 2013 earnings per share (“EPS”), and the other half are earned based on total stockholder return (“TSR”) at the end of fiscal 2013 relative to a basket of peer group companies. The Compensation Committee believes that this combination of metrics provides a balanced approach, capturing stockholder oriented earnings-based performance and external share-based performance. This change reinforces the Compensation Committee’s objectives of pay-for-performance, alignment with stockholders, and focus on driving achievement of our company’s long-range strategic plan.

In September 2010, the Compensation Committee also considered changes to the base salaries for our named executed officers for fiscal 2011. Following a review of benchmark and peer group data, the Compensation Committee determined that all of our executive committee members, including our named executive officers, be given a 3% merit increase in base salary for fiscal 2011. These increases became effective as of September 1, 2010.

Description of Compensation Decision Making Process

Role of Compensation Committee

Our executive compensation program is designed and implemented under the direction of the Compensation Committee, which is comprised solely of independent directors. The Compensation Committee reviews salaries and other compensation arrangements for our Chief Executive Officer and members of our executive committee, which is comprised of our most senior executives (including our named executive officers), and approves such compensation for all executive committee members (except our CEO). The Compensation Committee makes recommendations to the Board regarding the CEO’s compensation level, and the Board makes all final decisions regarding CEO compensation.

The Compensation Committee meets as often as necessary to discharge its responsibilities, and is authorized to retain an independent compensation consultant to advise them. The Compensation Committee periodically consults with outside advisors, and uses survey and peer group data provided by such consultants, as discussed below under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking,” in connection with its decisions with respect to executive compensation matters. Specifically, with regard to our annual incentive program, each year the Compensation Committee approves the business financial targets for each executive committee member, including our named executive officers. Achievement against these target objectives impacts the amount of the executive’s annual incentive compensation.

Role of Chief Executive Officer and Management

Our Chief Executive Officer is included in discussions and makes recommendations to the Compensation Committee on compensation program structure for our executive committee members, including our named executive officers. The Compensation Committee reviews the recommendations from the CEO and makes all final compensation decisions (except with respect to the CEO’s compensation which is ultimately decided by the Board). Our CEO also provides his evaluation of each executive officer’s performance, including our named executive officers, against their individual objectives for the Compensation Committee’s consideration and approval as part of his recommendation for appropriate compensation awards under the annual incentive program. Our CEO does not participate in discussions regarding his own compensation.

Role of Consultant

In fiscal 2011, the Compensation Committee retained an independent compensation consultant, ClearBridge Compensation Group (“ClearBridge”), to advise on compensation matters of our Chief Executive Officer and executive committee members, including our named executive officers. ClearBridge reports directly to the chairman of the Compensation Committee. ClearBridge reviewed competitive data based on published surveys, as discussed below under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking,” and provided recommendations on the design of the long-term incentive program to the Compensation Committee. Services provided by ClearBridge included advice regarding executive compensation best practices and assistance in benchmarking executive compensation levels.

Role of Surveys and Benchmarking

ClearBridge reviewed the competitiveness of compensation for all executives based on market data for companies with revenue from $3 billion to $6 billion from the following two sources:

•	Towers Perrin Compensation Data Bank® Executive Compensation Survey (the “Towers Perrin Survey”), a nationally-published survey of companies across multiple industries; and

•	A peer group of selected companies in related industries to our company’s.

These two reference groups consist of the following companies:

Companies in Towers Perrin Survey (n=103)

Advanced Micro Devices	Agilent Technologies	Agrium U.S.	Allergan	Alliant Techsystems

Armstrong World Industries	Avis Budget Group	Barrick Gold of North America	Beckman Coulter	Big Lots

Biogen Idec	Blockbuster	Booz, Allen & Hamilton	Cameron International	Carlson Companies

CB Richard Ellis Group	CH2M Hill	Chiquita Brands	COACH	Convergys

Corning	Daiichi Sankyo	Discovery Communications	Eastman Chemical	Ecolab

Eisai	Embarq	EMCOR Group	Essilor of America	FANUC Robotics America

Fiserv	Forest Laboratories	Genzyme	Goodrich	Gorton’s

Greif	Hanesbrands	Harley-Davidson	Harman International Industries	Harris

Henry Schein	Hershey	HNI	Hormel Foods	Hospira

IAC/Interactive	IKON Office Solutions	International Game Technology	Invensys Controls	Iron Mountain

J.R. Simplot	Jack in the Box	KLA-Tencor	Kohler	Leggett & Platt

Level 3 Communications	Longs Drug Stores	Mattel	McDermott	McGraw Hill

Micron Technology	Molson Coors Brewing	Nalco	Nash-Finch	New York Times

Nycomed US	Oshkosh Truck	Owens Corning	Parsons	PepsiAmericas

Pitney Bowes	PolyOne	Potash	Quebecor World — US	Rich Products

Rockwell Automation	Rockwell Collins	Ryder Systems	Schreiber Foods	Schwan’s

Scotts Miracle Gro	Sealed Air	Smith & Nephew	Smiths Detection	Sonoco Products

Spirit AeroSystems	Starwood Hotels & Resorts	Steelcase	SunGard Data Systems	Thomson Reuters Markets Division Americas

Tribune	UCB	Unisys	United Rentals	United States Cellular

USG	Vistar	Vulcan Materials	Washington Savannah River	Western Digital

Wm. Wrigley Jr.	Wyndham Worldwide	Zimmer Holdings

Companies in the Peer Group (n=16)

Agilent Technologies	Alliant Tech Systems	Borg Warner	Cooper Industries	Emcor Group

Harris Group Corp.	Juniper Networks	Molex	Owens Corning	Pitney Bowes

Precision Cast Parts	Rockwell Automation	Rockwell Collins	Spirit AeroSystems	Tenneco

USG

As there is no well-defined group of comparable publicly-traded companies in the United States operating in the same industries as our company’s, the Compensation Committee believes that the blended approach of broad industry comparison provided by the Towers Perrin Survey, as well as specific companies in industries similar to our company’s provides an appropriate comparison. While such market information is considered by the Compensation Committee to assist in setting a range for the individual and combined elements of compensation for our named executive officers and other members of our executive committee, it is not solely determinative.

Executives are benchmarked against positions comparable to their own based on level, revenue, scope of role and job description. The Compensation Committee used benchmark data as an input, among other factors considered, when setting compensation levels for our named executive officers. While the Compensation Committee uses the 50th percentile market data as a reference point, it does not target a specific percentile positioning of compensation for our named executive officers. Other factors considered by the Compensation Committee are discussed below in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2011.”

Role of Tally Sheets

The Compensation Committee has reviewed tally sheets setting forth all components of compensation paid to our executive committee members, including our named executive officers, in the most recent fiscal year, including all cash compensation, perquisites and the value of outstanding long-term awards. The tally sheets also enumerate potential payouts to the executive officers upon various termination scenarios. The Compensation Committee considered the information presented in the tally sheets in determining the compensation program for our executive committee members, including our named executive officers, for fiscal 2012.

Key Components of Executive Compensation for Fiscal 2011

Our executive compensation program for fiscal 2011 focused on the achievement of key strategic objectives and increased focus on stockholder value creation, while recognizing that the economic environment in fiscal 2011 remained challenging. The fiscal 2011 pay packages for executive committee members, including our named executive officers, consisted of salary, short and long-term incentive opportunities and other benefits discussed below. The Compensation Committee determined the mix of salary and “at risk” pay based primarily on its review of the executive’s position within our company, internal pay equity, and market data provided by ClearBridge. The Compensation Committee believes that using a mix of compensation types (for example, salary, cash incentives, and equity) and performance periods (for example, one-year and three-year periods) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue unsustainable results.

Compensation Element	Objectives	Key Features
Base Salary

•    Provide a fixed level of cash compensation upon which executives can rely.

•    Provide a reasonable level of fixed compensation that is competitive with base salaries for comparable positions at similar companies.

• Actual incumbent base salary may be above or below the market median to recognize management responsibilities, individual abilities and performance, level of experience and tenure with our company.

Performance-Based, Cash Annual Incentive

•    Link annual corporate and business priorities with individual and group performance goals.

•    Tie financial rewards to measurable achievements, reinforcing pay-for-performance.

•    Reward achievement of difficult targets, with bonus payout directly linked to achievement of those targets.

•    Reward individual performance.

•    Provide a variable award opportunity that attracts, retains and motivates our leadership and key employees.

•    Cash incentive payments based on a fixed target percentage of base salary during the fiscal year, with actual awards based on attainment of corporate and individual objectives.

•    Corporate performance objectives are based on measurable financial metrics, such as net sales, operating profit, free cash flow.

•    Individual performance objectives are designed to reward an executive’s execution against critical business priorities and may include both financial and non-financial objectives.

Compensation Element	Objectives	Key Features
Long-Term Equity Incentives

•    Align the interests of management with our stockholders.

•    Reward achievement of our strategic objectives.

•    Retain senior management and key employees.

•    Facilitate and encourage ownership of our Common Stock.

•    Long-term equity incentives are provided by annual grants of two types of awards under the 2002 Incentive Plan. The targeted value mix of these awards in fiscal 2011 for our CEO and named executive officers was: 33% time vested RSUs and 67% Performance RSUs at maximum achievement level, with specific grant amounts set to ensure a majority in Performance RSUs at target.

•    Individual equity awards also recognize an executive’s impact on our company, overall corporate success and the creation of stockholder value.

Retirement Benefits	• Offer competitive retirement income for certain executive officers in order to retain and attract experienced executive talent.

•    The Supplemental Executive Retirement Plan (“SERP”) provides a defined retirement benefit for executives based on a multiple of the executive’s final average compensation. Our company no longer provides this benefit to newly hired executive officers.

•    Generally, SERP benefits vest after a minimum of ten years of service and attainment of age 55.

Deferred Compensation Benefits	• Allow executives and certain key employees to accumulate wealth on a tax-deferred basis and to be competitive in recruiting and maintaining executive talent.

•    The Deferred Compensation Plan (“DCP”) permits management and key employees to defer payment and taxation of a portion of salary and bonus into any of several investment alternatives, with final payment on termination or a date elected by the participant.

•    Our company does not currently match deferrals under the DCP, though the DCP does permit matching.

Compensation Element	Objectives	Key Features
Severance and Change-in-Control Benefits

•    Attract and retain senior management and key employees.

•    Align executive and stockholder interests by enabling our named executive officers to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the named executive officer’s own employment.

•    Upon the occurrence of a specified event, the severance agreements trigger the payment of a severance benefit ranging from a multiple of one time base salary plus pro rata bonus for our named executive officers and three times base salary plus full bonus for our CEO.

•    The change in control severance arrangements are generally “double-trigger” such that the named executive officer will be entitled to cash severance payments only if his or her employment is terminated without cause or for good reason in connection with or within a specified period following the change in control. Our CEO can also voluntarily terminate employment in the thirteenth month after a change in control and have it treated as a good reason termination.

•    Upon a change in control, accelerated vesting of equity awards.

Determination of Fiscal 2011 Base Salary

In setting base salaries, we consider market comparisons, including benchmark and survey data provided by outside consultants. At the request of the Compensation Committee, Mr. Paliwal, our Chief Executive Officer, makes annual recommendations with respect to changes in base salary for our executive officers. The Compensation Committee makes all final decisions on base salaries (except with respect to our CEO which is ultimately decided by the Board). In September 2010, following a review of benchmark and survey data, the Compensation Committee determined that it would be appropriate to give all of our executive committee members, including our named executive officers, a 3% merit increase in base salary for fiscal 2011.

Determination of Fiscal 2011 Annual Incentive Award

We maintain two annual incentive compensation programs for our executive officers and other key employees that provide for awards in the form of cash bonuses: the 2008 Key Executive Officers Bonus Plan (“2008 Key Executive Plan”) and the Management Incentive Compensation Plan (“MIC Plan”). Executive officers and key employees are only eligible to participate in one program.

Our Compensation Committee also retains the authority to award discretionary cash bonuses to executives under certain special circumstances. For instance, in fiscal 2011 the Compensation Committee approved a discretionary bonus of $200,000 to Mr. Sachin Lawande, our Executive Vice President, Chief Technology Officer and Co-President — Lifestyle and Infotainment Divisions, to recognize extraordinary performance and in recognition of the fact that he carried the responsibilities of two executive roles for this period.

2008 Key Executive Officers Bonus Plan

Our 2008 Key Executive Plan is an annual incentive program for our Chief Executive Officer and other members of our executive committee, if they are designated to participate by the Compensation Committee. The Compensation Committee designates participants to the 2008 Key Executive Plan annually, within 90 days of the start of our fiscal year. Awards payable under the 2008 Key Executive Plan are intended to qualify as “performance-based compensation” for federal income tax purposes. Under the 2008 Key Executive Plan, our Chief Executive Officer and any other designated executive officers are eligible to receive awards.

In order to receive an award under the 2008 Key Executive Plan, our company or the executive’s business unit must achieve pre-established performance targets. Subject to the Compensation Committee’s discretion, the performance metrics may include, but are not limited to:

•	earnings or earnings per share;

•	revenue;

•	stock price or total return to stockholders; and/or

•	operating income or earnings before interest and taxes (EBIT).

The targets for each metric are established by reference to our internal business plan. The Compensation Committee determines the specific measures, threshold and target values, and maximum values for each member of our executive committee, including our named executive officers, and our CEO establishes their individual achievement objectives.

Annual cash awards payable to any plan participant under the 2008 Key Executive Plan cannot exceed $3 million. The Compensation Committee maintains discretion under the 2008 Key Executive Plan to decrease the amount paid to any participant in the 2008 Key Executive Plan. In fiscal 2011, all our executive committee members, including our named executive officers, were designated by the Compensation Committee as participants under the 2008 Key Executive Plan.

Management Incentive Compensation Plan

Under the MIC Plan, certain specified key employees of our company are eligible to receive a cash bonus expressed as a percentage of base salary. The maximum payout opportunity permitted under the MIC Plan is 100% of base salary. The MIC Plan includes performance measures that are consistent with those under the 2008 Key Executive Plan as described above. MIC Plan participants are also evaluated based upon performance against individual targets. Performance against these personal objectives results in a multiplier from zero to 120% of the initial value. The initial value is calculated based on achievement of our company’s or a business unit’s specified financial objectives. If threshold level is not achieved for any of the corporate or business unit measures, then there is no payment under the MIC Plan regardless of a participant’s achievement of his or her individual objectives. In fiscal 2011, none of our executive committee members participated in the MIC Plan.

Fiscal 2011 Annual Incentive Compensation Awards

In September 2010, the Board approved the amount of Mr. Paliwal’s fiscal 2011 annual incentive award under the 2008 Key Executive Plan (as provided for in his letter agreement, described below in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2011 — Benefits, Perquisites, and Contracts — Employment Agreements and Offer Letters”), and the Compensation Committee approved the amount of the fiscal 2011 awards for the executive committee who are participants in the 2008 Key Executive Plan, including the named executive officers. At the same time, the Compensation Committee approved the performance measures and goals for the target annual incentive awards under the 2008 Key Executive Plan and the MIC Plan for fiscal 2012. The fiscal 2011 awards were subject to our company achieving specified levels of performance for the following metrics:

•	revenue growth;

•	operating profit; and

•	free cash flow.

Free cash flow is a non-GAAP measure which the Compensation Committee calculated as follows: operating income plus depreciation and amortization plus change in working capital. The change in working capital includes net accounts receivable from third parties plus net inventories less trade accounts payable to third parties. The Compensation Committee selected these metrics because it believes that:

•	they are critical to our overall corporate and operational performance;

•	they reinforce management focus on the annual business plan;

•	with respect to free cash flow, provides a measure of our ability to generate cash and reinvest in growth initiatives; and

•	together, they drive long-term stockholder value creation.

In addition to the corporate metrics described above, the awards for our named executive officers (other than our CEO) are subject to the achievement of individual and/or divisional objectives, depending on the named executive officer’s role and responsibilities. The Compensation Committee does not establish individual bonus targets for our CEO but uses the three financial metrics above to determine the level of incentive award earned.

The following tables set forth the threshold, target and maximum levels of performance, the weights of each corporate or division performance metric and actual performance for each of these metrics for fiscal 2011. All dollar amounts in the tables are in thousands except for figures reflected as a percentage.

Company Objectives

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Revenue Growth	40%	$3,126,000	$3,237,000	$3,302,000	$3,472,000
Operating Profit	30%	$85,000	$119,000	$131,000	$192,000
Free Cash Flow	30%	$113,000	$142,000	$149,000	$203,000

Automotive Division Objectives

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Revenue Growth	40%	$2,213,000	$2,263,000	$2,315,000	$2,490,000
Operating Profit	30%	$94,000	$119,000	$131,000	$181,000
Free Cash Flow	30%	$141,000	$156,000	$166,000	$196,000

Consumer Division Objectives

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Revenue Growth	40%	$369,000	$397,000	$405,000	$387,800
Operating Profit	30%	($1,000)	($500)	$4,000	$9,100
Free Cash Flow	30%	$0	$5,000	$6,000	$14,200

Professional Division Objectives

Performance Metric	Weight	Threshold 50%	Target 100%	Maximum 150%	Actual Performance
Revenue Growth	40%	$544,000	$577,200	$588,000	$593,000
Operating Profit	30%	$89,400	$95,100	$104,600	$98,000
Free Cash Flow	30%	$76,000	$84,000	$93,200	$89,000

For Messrs. Augsburger, Lawande and Mauser the Compensation Committee assigned a weight of 70% to the division objectives and a weight of 30% to the company objectives. For Mr. Paliwal and Mr. Parker, the company objectives were assigned a weight of 100%.

Like the corporate and divisional objectives, individual performance objectives are intended to challenge executives to achieve stretch goals that contribute to the achievement of the annual operating plan, improve our company’s performance, and ensure that corporate and divisional financial goals are met or exceeded. Individual performance objectives are also designed to ensure successful execution of ongoing strategic objectives, such as the development and launch of new products, the rollout of new sales and distribution schemes in specific territories, and the successful execution of restructuring activities. Potential scores for achievement of individual performance objectives range from 0% to 120%. As approved by the Compensation Committee:

•

Mr. Parker’s individual objectives included goals related to refinancing our credit facility and improving our company’s credit rating (40% weight); implementing certain cost savings programs related to our shared services function (30% weight); implementation of a disaster recovery plan (30%); and completion of a program to rationalize our corporate organizational structure (20% weight). Based on his efforts and achievements against these targets, Mr. Parker received an aggregate individual objective score of 112.5% out of a maximum of 120%.

•

Mr. Augsburger’s individual objectives included goals related to executing on a Professional Division growth plan in China (30% weight); successfully integrating the Selenium business acquired in June 2010 (40% weight); completion of one acquisition (30% weight); and restructuring of certain facilities (20% weight). Based on his efforts and achievements against these targets, Mr. Augsburger received an aggregate individual objective score of 120% out of a maximum of 120%.

•

Mr. Lawande’s individual objectives included goals related to smartphone integration with automotive head units (40% weight); global footprint optimization by restructuring of engineering facilities (30% weight); increasing branded audio take rates (30% weight); and executing on an Automotive Division growth plan in China (20% weight). Based on his efforts and achievements against these targets, Mr. Lawande received an aggregate individual objective score of 117.6% out of a maximum of 120%.

•

Mr. Mauser’s individual objectives included goals related to global footprint optimization by restructuring of manufacturing facilities (40% weight); global footprint optimization by restructuring of engineering facilities (30% weight); increasing branded audio take rates (30% weight); and executing on an Automotive Division growth plan in China (20% weight). Based on his efforts and achievements against these targets, Mr. Mauser received an aggregate individual objective score of 112.8% out of a maximum of 120%.

The annual incentive compensation is calculated by multiplying the total business target achievement by the individual target achievement. If the maximum business financial targets are achieved (i.e., 150%), then the achievement multiplier on the individual targets cannot exceed 100%. The following table sets forth the target awards and actual payouts, each as a percentage of base salary, for Mr. Paliwal and our named executive officers:

Name	Target Annual Incentive Award (% of base salary)	Actual Payout (% of base salary)
Dinesh Paliwal	200%	300%
Herbert Parker	75%	112.5%
Blake Augsburger	75%	112.5%
Sachin Lawande	75%	112.5%
Michael Mauser	75%	112.5%

Long-Term Equity Incentive Program

Our equity incentive plans are administered by the Compensation Committee and are designed to provide incentive compensation to executive officers and other key employees in the form of stock options, restricted shares and RSUs.

A substantial majority of the option grants that have been awarded to the key employees under our equity incentive plans are “non-qualified” stock options, thereby providing us with the ability to realize tax benefits upon the exercise of these option awards. Awards of restricted shares and RSUs granted under the plans have a minimum vesting period of three years and, therefore, are generally subject to forfeiture for a period of at least three years. Time-vested awards under our equity incentive plans vest immediately upon a change in control of our company, and performance-vested awards partially vest in accordance with the terms of the award agreements. This “single trigger” vesting of our equity awards is designed to ensure that ongoing employees are fully aligned with shareholders in the event of a transaction by having the opportunity to realize value from their equity awards at the time of the transaction, on a basis similar to that available to stockholders as a whole. These provisions also recognize that a change in control often causes significant disruption or change in employment relationships and thus treats all employees the same regardless of their employment status after the transaction.

When making equity-based incentive awards, the Compensation Committee takes into consideration the dates on which we expect to make public announcements regarding earnings as well as other events or circumstances that have not been publicly announced that may be deemed material to us, our stockholders and other investors.

Determination of Fiscal 2011 Equity Awards

In September 2009, we put in place a new long-term equity incentive program for our executive committee members, including our named executive officers, granting equity in the form of 33% time-vested RSUs and 67% Performance RSUs. The value at the date of grant was set to be approximately at the 50th percentile of the market, as described above under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking,” when the target number of Performance RSUs is earned.

The number of 2011 Performance RSUs will be determined based on our company’s achievement of the following goals:

•	50% of the 2011 Performance RSUs will be earned upon achievement of a targeted EPS at the end of fiscal 2013 (the “EPS Performance-Earned Units”). EPS is a non-GAAP measure; and

•

50% of the 2011 Performance RSUs will be earned upon achievement of a targeted three-year relative TSR, which is defined as stock price appreciation plus reinvested dividends (the “TSR Performance-Earned Units”). The beginning stock price for the three-year relative TSR was determined by taking the

60 trading day average stock for our Common Stock immediately prior to the date of grant (the “Initial Stock Price”), and will be compared to the 60 trading day average stock price for our Common Stock immediately prior to September 1, 2013. The TSR will be benchmarked against the following selected group of peer companies:

Aisin	Alpine	AU Optronics
Audi	Bang & Olufsen	Best Buy
BMW AG	Continental AG	Daimler AG
Denso	Fiat	Flextronics
Fujikon	Garmin	Honda Motors
Jabil Circuit	Johnson Control	Live Nation Entertainment
MediaMarkt	Motorola*	Nokia
Onkyo	Panasonic Corp	Pioneer
Renesas	Texas Instruments	Tom Tom
Toshiba Corp	Toyota	Yamaha

*	Motorola will be replaced by Motorola Mobility Holdings following the split up of the Motorola business in 2011.

The number of 2011 Performance RSUs that vest shall be determined pursuant to the following steps:

•

We will determine whether either the EPS threshold goal or the TSR threshold goal has been achieved: 2011 Performance RSUs will equal zero upon the occurrence of both of the following: (i) EPS is less than $2.75 and (ii) TSR is below the 25th percentile. If EPS equals or exceeds $2.75 and/or TSR is at or above the 25th percentile, the determination of the number of 2011 Performance RSUs that will vest as described in the next paragraphs.

•	The EPS Performance-Earned Units shall be determined in accordance with the following matrix, based upon the actual EPS achieved:

Achievement Level	FY2013 EPS Goal		Percent of Maximum 2011 Performance RSUs Earned
Below Threshold	<$	2.75	0
Threshold		$2.75	12.5%
Target		$3.25	25%
Maximum		$3.75	50%

The number of EPS Performance-Earned Units shall be determined based upon straight-line interpolation in the event that EPS achieved falls between the threshold EPS goal and the target EPS goal, or between the target EPS goal and the maximum EPS goal.

•	The TSR Performance-Earned Units shall be determined in accordance with the following matrix, based upon the actual TSR achieved:

Achievement Level	TSR Goal — Percentile Positioning		Percent of Maximum 2011 Performance RSUs Earned
Below Threshold	<25	th	0
Threshold	25	th	12.5%
Target	50	th	25%
Maximum	75	th	50%

The number of TSR Performance-Earned Units shall be determined based upon straight-line interpolation in the event that TSR achieved falls between the threshold TSR goal and the target TSR goal, or between the target TSR goal and the maximum TSR goal.

The long-term equity awards granted in September 2010 vest as follows:

•	Time-vested RSUs vest on the third anniversary of the grant date so long as the participant is employed by us on that anniversary date; and

•	2011 Performance RSUs vest on the third anniversary of the grant date subject to the achievement of the EPS and TSR goals at the end of fiscal 2013.

Our CEO’s long-term equity incentive grant in September 2010 was determined based on his amended employment contract providing a grant value equal to six times his annual salary, with at least two times salary in the form of time-vested RSUs and the remainder in Performance RSUs, which results in a mix of 33% time-vested RSUs and 67% Performance RSUs. The time-vested RSUs vest fully on September 1, 2013. The Performance RSUs will vest on September 1, 2013, subject to the achievement of the EPS and TSR targets described above.

The awards made to our named executive officers are described in more detail below under the captions “Executive Compensation — Fiscal 2011 Grants of Plan-Based Awards” and “Executive Compensation — Outstanding Equity Awards at 2011 Fiscal Year-End.” For additional information regarding the compensation received by our named executive officers in fiscal 2011, see the information below under the caption “Executive Compensation — Summary Compensation Table.”

Benefits, Perquisites, and Contracts

Employment Agreements and Offer Letters

In fiscal 2011 we had an employment agreement in place with Mr. Paliwal. The employment agreement with Mr. Paliwal provides continuity and stability in leadership for the organization. From time to time, we may also enter into employment offer letters with newly hired or promoted executive officers and key employees in order to attract and retain these qualified individuals. These offer letters document employment terms, including initial base salary, target incentive amounts and severance benefits that are typically limited to a qualifying termination of employment during the first year of employment. These offer letters do not make commitments to maintain salary and target incentive amounts at or above those initial levels in future years. You can find additional information regarding terms of the employment agreements and offer letters below under “Executive Compensation — Employment Agreements and Other Employment Arrangements.”

Severance and Change-in-Control Arrangements

In addition to the employment arrangements identified above, we also have entered into severance agreements with Mr. Paliwal and each of our other named executive officers, which are detailed below in this Proxy Statement under “Executive Compensation — Severance and Change in Control Benefits.” These agreements provide for severance benefits in the event of a termination of employment under specified circumstances, including following a change in control of our company. The payout amounts under these agreements range from a multiple of:

•	three times base salary plus bonus for our CEO;

•	two times base salary plus bonus for our CFO in the event of termination of employment upon a change in control;

•	one and one-half times base salary for our other named executive officers in the event of termination of employment upon a change in control; and

•

one time base salary plus pro rata bonus for each of our named executive officers, except our CEO, in the event of termination of employment under specified circumstances (excluding a change in control of our company).

The Compensation Committee has determined that the differences in payout amounts and other benefits under these severance agreements are reasonable and are based on a combination of competitive practices for employment arrangements for comparable positions in the broader market and the expected time to elapse in finding a new, comparable position.

If any severance payments or benefits provided to either Mr. Paliwal or Mr. Parker would be subject to the excise tax imposed on “parachute payments” by the Internal Revenue Code of 1986, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment. With respect to Mr. Parker, he will only receive this “gross-up” in the event his employment is terminated upon a change in control of our company. The Compensation Committee decided, in the exercise of its judgment, that we would not provide this benefit to any of our other named executive officers.

Under the terms of our stockholder approved equity incentive plans and the related award agreements, unvested stock options, restricted shares and time-vested RSU awards become fully vested upon a change in control of our company. We adopted this single-trigger treatment for our long-term compensation plan for the following reasons:

•	to fully align employees with shareholders in the event of a transaction;

•	to ensure that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants; and

•	to retain key employees in the face of a potential change in control by providing a benefit if they remain with our company through the date of the change in control.

The Performance RSUs will partially vest upon a change in control of our company. If the change in control event occurs prior to the vesting date, the Performance RSUs will vest as follows:

•	60% vest automatically; and

•	a pro rata portion of the remaining 40% will vest based on the number of days lapsed from data of grant to the effective date of the change in control, divided by the three-year vesting period.

The Compensation Committee believes that these benefits are consistent with its objectives and are necessary and appropriate in order to attract and retain qualified senior executives.

Employee Benefits

We provide certain executive officers with supplemental retirement, termination and death benefits under our SERP. As of January 2008 we decided to suspend providing this benefit to newly hired executive officers. We provide our executive officers employed in the United States, including our named executive officers, with the opportunity to participate in our DCP. These plans are described below under the captions “Executive Compensation — Pension Benefits for Fiscal 2011 — Supplemental Executive Retirement Plan” and “Executive Compensation — Nonqualified Deferred Compensation.”

Our named executive officers are also eligible to participate in other company-sponsored benefit plans available to employees generally, including medical and life insurance. Employees, including executive officers that are employed in the United States, are eligible to participate in a company-sponsored 401(k) defined contribution plan.

The Compensation Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by similarly situated companies.

Executive Perquisites

We provide our named executive officers with certain perquisites that have historically been provided. These perquisites include the use of company owned or leased cars and reimbursement of car-related expenses, payment of insurance premiums, relocation expenses in the event an executive officer is asked to relocate at our request, reimbursement of legal fees, and rent for temporary housing.

The Compensation Committee has determined it is appropriate to provide these perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly situated public companies. In determining the total compensation payable to our named executive officers, the Compensation Committee considers perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the executive’s total compensation, the availability of these perquisites does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled to or which they are awarded. For a description of the perquisites received by our named executive officers during fiscal 2011, see the information below under the caption “Executive Compensation — Summary Compensation Table — All Other Compensation.”

Reducing the Possibility for Excessive Risk-Taking

Our company’s executive compensation program is designed to motivate and reward our executive officers for their performance during the fiscal year and over the long-term, and for taking well thought out and appropriate business risks, such as investment in new product development, research and development, and furthering our emerging market strategy, toward achieving our long-term financial and strategic growth objectives. The following characteristics of our executive compensation program work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•

Balanced Mix of Pay Components: The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of cash and long-term equity based compensation vesting over three years.

•	Balanced Approach to Performance-Based Awards:

•	Performance targets are tied to several financial metrics, including operational sales growth, free cash flow, and operating profit. Metrics are quantitative and measurable.

•	Performance-based awards are based on the achievement of strategic and leadership objectives in addition to financial metrics. Metrics are quantitative and measurable.

•

Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period. RSUs vest three years from the grant date.

•

Stock Ownership Guidelines: Requires our CEO to directly or indirectly own equity in our company of five times his salary and other executive officers, including our named executive officers, to own equity of three times their salary, and to retain this equity throughout their tenure.

Award Adjustment Recovery Policies

We have not yet adopted any policies (sometimes referred to as “clawback” policies), regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. However, the Compensation Committee is considering implementing such a policy and expects to adopt one in the near future. We have not required any named executive officer to return any award or repay any payment received in any fiscal year.

Refinements to the Compensation Program in Fiscal 2012

The Compensation Committee reviews and reassesses our compensation programs annually to determine their effectiveness and adequacy in light of the stated objectives of these programs. The Compensation Committee strives to implement programs with challenging but realizable goals so as to properly incentivize executives and align their interests with those of our stockholders. Following their review of our current programs in early fiscal 2012, the Compensation Committee has made the following decisions in relation to the long-term incentive plan:

Performance RSU Metrics

For the Performance RSUs awarded in fiscal 2012 (the “2012 Performance RSUs”), the Compensation Committee decided to continue use of the relative TSR metric, modified the EPS metric so that it is based on the achievement of a three-year cumulative EPS target, and added return on invested capital (“ROIC”) as a third performance metric, to capture our company’s earnings relative to our use of capital. Each metric is weighted one-third.

•	EPS — Defined as 3-year cumulative EPS for fiscal 2012 through fiscal 2014. Awards shall be determined as follows:

Achievement Level	FY2012-FY2014 Cumulative EPS Goal		Percentage of Maximum 2012 Performance RSUs Earned
Below Threshold	<$	9.89	0
Threshold		$9.89	8 1/3%
Target		$10.99	16 2/3%
Maximum		$12.09	33 1/3%

•

Three-year relative TSR — Defined as stock price appreciation plus reinvested dividends. We have maintained the same peer group as fiscal 2011, with the exception of companies that have dropped out of the group due to bankruptcy or pending acquisitions. Awards shall be determined as follows:

Achievement Level	TSR Goal — Percentile Positioning		Percentage of Maximum 2012 Performance RSUs Earned
Below Threshold	<25	th	0
Threshold	25	th	8 1/3%
Target	50	th	16 2/3%
Maximum	75	th	33 1/3%

•	ROIC — Defined as net operating profit after tax divided by invested capital (which is defined as the sum of total debt and book equity) for fiscal 2014. Awards shall be determined as follows:

Achievement Level	FY2014 ROIC Goal	Percentage Maximum 2012 Performance RSUs Earned
Below Threshold	<14%	0
Threshold	14%	8 1/3%
Target	15.5%	16 2/3%
Maximum	17%	33 1/3%

The Compensation Committee believes that by selecting these metrics for the 2012 Performance RSUs it has adopted a balanced approach to capturing an external share-based measure and an internal earnings-based measures which will reward for relative performance in a volatile market while also rewarding superior earnings results.

Base Salary

In September 2011, the Compensation Committee also considered changes to the base salaries for our named executive officers for fiscal 2012. Following a review of benchmark and peer group data, the Compensation Committee determined that all our executive committee members, including our named executive officers, be given a 3% merit increase in base salary for fiscal 2012. These increases became effective in September 2011.

Named Executive Officer	Base Salary — FY 2011	Base Salary — FY 2012
Dinesh Paliwal	$1,159,000	$1,194,845
Herbert Parker	515,000	530,928
Blake Augsburger	438,000	451,546
Sachin Lawande	438,000	451,546
Michael Mauser	505,000	520,619

Annual Incentive Compensation

Also in September 2011, the Compensation Committee considered changes to the annual incentive compensation plan. The Compensation Committee and the Board decided to maintain the target percentage payouts under our 2008 Key Executive Plan, but increased the maximum percentage payout to all our executive committee members, including our named executive officers, as follows:

	Fiscal Year 2011 Maximum Percentage	Fiscal Year 2012 Maximum Percentage
CEO	300%	400%
All executive committee members (excl. CEO)	112.5%	150%

Achievement of September 2011 Performance RSUs

In fiscal 2009, our company awarded Performance RSUs to certain executives and key employees (the “2008 Performance RSUs”) under the 2002 Plan. The vesting date for the 2008 Performance RSUs was September 17, 2011, and the awards were subject to the achievement of two performance goals: operating income and global footprint index.

•	With respect to the operating income metric, the threshold was set at $223,000,000. Our company’s actual performance was $211,000,000.

•	With respect to the global footprint index metric, the target was set at 152%. Our company’s actual performance was 158%.

As a result, half of the 2008 Performance RSUs were forfeited as our company failed to meet the threshold operating income target, and half of the 2008 Performance RSUs vested as we exceeded the target set for the global footprint index.

Stock Ownership Guidelines

The Board approved and adopted executive stock ownership guidelines in fiscal 2009. These guidelines encourage our executive officers to hold ownership in our company, recognizing that stock ownership directly aligns executive interests to those of our stockholders. The guidelines encourage ownership levels in our Common Stock generally equal to a multiple of each named executive officer’s annual base salary depending on such executive’s level with our company, and increases with greater responsibility. The named executive officer stock ownership guidelines are as follows:

•	five times base salary for the CEO; and

•	three times base salary for all executive committee members, including our named executive officers.

Executives are expected to comply by December 21, 2013 or within five years of being appointed as an executive committee member of our company.

Internal Revenue Code Section 162(m)

As applicable to our company, Section 162(m) of the Internal Revenue Code of 1986 (“Code”) provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (not including the chief financial officer) of a public company is not deductible for federal income tax purposes. There is an exception to this limitation for “performance-based compensation” under Section 162(m) of the Code. Bonus awards under our 2008 Key Executive Plan and option grants and certain other awards under our equity incentive plans are intended to qualify as performance-based compensation under Section 162(m) of the Code. The Compensation Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. The Compensation Committee intends to continue to evaluate our company’s potential exposure to this deduction limitation. While we endeavor to use this exception to maximize the deductibility of our compensation, in order to maintain flexibility in compensating executives and to attract necessary leadership in certain circumstances, we have not adopted a policy that all compensation must be deductible. We do not believe that such a policy is in the best interests of our company or our stockholders.

COMPENSATION AND OPTION COMMITTEE REPORT

The Compensation and Option Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation and Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

This report is submitted by the members of the Compensation and Option Committee.

Members of the Compensation and Option Committee

Edward H. Meyer (Chairman)

Brian F. Carroll

Dr. Jiren Liu

Hellene S. Runtagh

Gary G. Steel

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Risk Assessment

The Compensation Committee does not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our company. The Compensation Committee considered various factors that have the effect of mitigating risk and, with the assistance of ClearBridge, reviewed our compensation policies and practices for our employees, including the elements of our executive compensation programs, to determine whether any portion of such compensation encourages excessive risk taking. The Compensation Committee concluded that any such risks are mitigated by:

•

the multiple elements of our compensation packages, including base salary, annual cash incentive programs and, for most of our employees, equity awards that vest over a number of years and are intended to motivate employees to take a long-term view of our business;

•

the structure of our annual cash incentive program, which is based on (i) a number of different performance measures to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business, and (ii) performance targets that we believe are somewhat of a stretch yet reasonable and should not require undue risk-taking to achieve;

•	effective management processes for developing strategic and annual operating plans, and strong internal financial controls; and

•	oversight of our programs by the Board and the Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses all compensation earned for fiscal 2011, fiscal 2010 and fiscal 2009 by our Chairman, Chief Executive Officer and President, our Chief Financial Officer, and the three other most highly paid executive officers who were employed by us as of June 30, 2011. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus		Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension and Nonqualified Deferred Compensation	All Other Compensation(5)	Total
Dinesh Paliwal,	2011	$1,152,649	$0		$6,755,063	$0	$3,476,250	$4,505,072	$128,203	$16,017,237
Chairman, CEO and President	2010	1,125,000	0		4,468,113	0	3,375,000	1,261,376	141,751	10,371,240
	2009	1,125,000	0		3,153,381	870,172	191,250	2,121,325	120,255	7,581,383

Herbert Parker,	2011	512,288	0		1,267,941	0	579,375	—	33,667	2,393,271
Executive Vice President and Chief Financial Officer	2010	500,000	0		739,389	0	562,500	—	41,716	1,843,605
	2009	500,000	162,500		498,749	412,466	41,650	—	26,471	1,641,836

Blake Augsburger,	2011	434,955	0		1,117,806	0	492,469	161,946	30,252	2,237,428
Executive Vice President and President — Professional Division	2010	425,000	0		739,389	0	478,125	171,032	35,813	1,849,359
	2009	425,000	0		398,986	329,968	93,330	112,850	33,951	1,394,085

Sachin Lawande,	2011	440,496	200,000	(1)	1,117,806	0	492,469	—	28,818	2,279,589
Executive Vice President, Chief Technology Officer and Co-President — Lifestyle and Infotainment Divisions(6)	2010	365,000	100,000		443,502	0	439,969	—	80,537	1,429,008
	2009	305,625	0		168,928	250,293	22,440	—	39,409	786,695

Michael Mauser,	2011	524,560	0		1,117,806	0	588,269	177,023	36,913	2,444,571
Executive Vice President and Co-President — Infotainment and Lifestyle Divisions(7)	2010	381,353	0		141,729	0	342,679	0	22,270	888,031

(1)	With respect to Mr. Lawande represents a special bonus not tied to the MIC Plan or the 2008 Key Executive Plan in recognition of his achievement of extraordinary performance and the fact that he held two executive committee positions in fiscal 2011.
(2)	For all stock awards (other than the Performance RSUs), we calculated the fair value of such stock awards under FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of grant by the number of shares subject to such stock award. We assume zero anticipated forfeitures in connection with valuing such stock awards for purposes of FASB ASC Topic 718. For the Performance RSUs, we estimated fair value based on a model that considers the closing price of our Common Stock on the date of grant, the number of shares subject to such stock award, and the estimated probabilities of vesting outcomes. For a description of the assumptions used in determining the fair value of equity awards under FASB ASC Topic 718, see Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2011. Performance RSUs are displayed assuming target performance: the following amounts represent the maximum potential Performance RSU value by individual for the awards made in fiscal 2011: Mr. Paliwal — $4,766,234; Mr. Parker — $894,915; Mr. Augsburger — $789,037; Mr. Lawande — $789,037; and Mr. Mauser — $789,037.
(3)	The amounts reported as option awards reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 of options granted in the applicable fiscal year but without giving effect to anticipated forfeitures. For a description of the assumptions used in determining the fair value of equity awards under FASB ASC Topic 718, see Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2011.
(4)	For fiscal 2011, for each named executive officer the amount reflected in this column represents an award under the 2008 Key Executive Plan. For fiscal 2010, for each of Mr. Paliwal, Mr. Parker, and Mr. Augsburger the amount reflected in this column represents an award under the 2008 Key Executive Plan, and for all other named executive officers represents awards granted under our MIC Plan. For fiscal 2009, for each of Mr. Paliwal and Mr. Augsburger the amount reflected in this column represents an award under the 2008 Key Executive Plan, and for all other named executive officers represents awards granted under our MIC Plan.
(5)	Includes compensation as described under the caption “— All Other Compensation” below.
(6)	Mr. Lawande became an executive officer of our company in January 2009.
(7)	Mr. Mauser became an executive officer of our company in April 2010. Mr. Mauser’s compensation was paid in Euros and has been translated into U.S. Dollars at the exchange rate in effect on June 30, 2011 in the case of bonus payments, and at the average exchange rate for the 12 months ended June 30, 2011 in the case of salary and other compensation amounts.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column in the Summary Compensation Table for fiscal 2011.

Name	Company 401(k) Contributions(1)	Value of Insurance Premiums(2)	Automobile Related Expenses(3)	Other(4)	Total
Dinesh Paliwal	$7,350	$64,285	$56,568	$0	$128,203
Herbert Parker	7,350	978	25,339	0	33,667
Blake Augsburger	7,350	844	22,058	0	30,252
Sachin Lawande	7,350	780	20,688	0	28,818
Michael Mauser	0	6,557	30,356	0	36,913

(1)	Represents our contributions on behalf of each named executive officer, to our 401(k) defined contribution plan.
(2)	For Mr. Parker, Mr. Augsburger and Mr. Lawande the amount in this column represents life insurance premiums paid by us for coverage in excess of $50,000. For Mr. Paliwal, represents life insurance premiums paid by us for coverage in excess of $50,000 and premiums paid for a life insurance policy, an accidental death and dismemberment insurance policy and a long-term disability insurance policy. For Mr. Mauser, represents accident and health insurance premiums.
(3)	Includes reimbursement of car payments or lease payments made on behalf of our named executive officers, reimbursement of gasoline, repair, and maintenance costs, taxes, insurance and parking.

Fiscal 2011 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers in fiscal 2011.

									All Other Stock Awards; Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards($)
Name	Grant Date	Date of Board or Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
			Threshold($)	Target($)	Maximum($)	Threshold	Target	Maximum
Dinesh Paliwal	9/1/2010	9/1/2010							72,641	2,382,625	(4)
	9/1/2010	9/1/2010				36,328	72,656	145,312		4,372,438	(5)
	9/1/2010	9/1/2010	1,158,750	2,317,500	3,476,250

Herbert Parker	9/1/2010	9/1/2010							13,627	446,966	(4)
	9/1/2010	9/1/2010				6,821	13,642	27,284		820,976	(5)
	9/1/2010	9/1/2010	193,125	386,250	579,375

Blake Augsburger	9/1/2010	9/1/2010							12,011	393,961	(4)
	9/1/2010	9/1/2010				6,014	12,028	24,056		723,845	(5)
	9/1/2010	9/1/2010	164,156	328,312	492,469

Sachin Lawande	9/1/2010	9/1/2010							12,011	393,961	(4)
	9/1/2010	9/1/2010				6,014	12,028	24,056		723,845	(5)
	9/1/2010	9/1/2010	164,156	328,312	492,469

Michael Mauser	9/1/2010	9/1/2010							12,011	393,961	(4)
	9/1/2010	9/1/2010				6,014	12,028	24,056		723,845	(5)
	9/1/2010	9/1/2010	196,089	392,179	588,268

(1)	Represents the possible range of awards payable under the 2008 Key Executive Plan to all our named executive officers. For additional information regarding these awards, see “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2011 — Determination of Fiscal 2011 Annual Incentive Award — Fiscal 2011 Annual Incentive Compensation Awards.”
(2)	Represents the possible range of Performance RSUs that vest on September 1, 2013 if certain performance goals are achieved. The determination of the number of Performance RSUs that will vest is more fully described above under “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2011 — Long-Term Equity Incentive Program — Fiscal 2011 Equity Awards.”
(3)	Represents RSUs that vest on September 1, 2013.
(4)	Represents the grant date fair value of the equity awards reported in the previous column calculated pursuant to FASB ASC Topic 718 based upon the assumptions set forth in Note 14, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2011.
(5)	Represents the grant date fair value of the Performance RSUs based upon the probable outcome of the performance conditions, excluding the effect of estimated forfeitures. Assuming that the maximum performance threshold is achieved, the grant date fair value of the award would be as follows: Mr. Paliwal — $4,766,234; Mr. Parker — $894,915; Mr. Augsburger — $789,037; Mr. Lawande — $789,037; and Mr. Mauser — $789,037.

Employment Agreements and Other Employment Arrangements

Mr. Paliwal serves as our Chairman, Chief Executive Officer and President pursuant to a letter agreement with our company entered into in May 2007. The letter agreement, as amended, provides for an annual base salary of no less than $1,125,000, and a target annual incentive award of 200% of his base salary, with a maximum annual incentive award opportunity of 300% of his base salary. In addition, Mr. Paliwal is eligible to receive an annual equity grant equal to four times his annual base salary at target and six times his annual base salary at maximum achievement. Mr. Paliwal also received a one-time cash bonus of $1,200,000 in connection with joining our company and an additional one-time cash payment of $350,000 in connection with an amendment to his letter agreement in November 2007 to offset the awards he forfeited in connection with leaving his former employer to join our company.

Mr. Paliwal is also permitted to participate in our employee benefit plans and programs. For a description of severance compensation payable to Mr. Paliwal under this agreement and his severance agreement, see below under “Executive Compensation — Severance and Change in Control Benefits — Severance and Employment Agreements.”

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information regarding stock options, restricted shares and RSUs held by our named executive officers that were outstanding at June 30, 2011.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Option Exercisable	Number of Securities Underlying Unexercised Option Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Dinesh Paliwal	07/02/2007	60,000	40,000	$116.65	07/02/2017
	10/18/2007	60,000	40,000	87.58	10/18/2017
	09/17/2008	48,499	24,249	32.14	09/17/2018
						6,000	(3)	273,420
						50,000	(4)	2,278,500
						7,530	(5)	343,142
						28,757	(6)	1,310,456
						3,216	(7)	146,553
						81,967	(8)	3,735,236
						163,934	(9)	7,470,472
						72,641	(10)	3,310,250
						145,312	(11)	6,621,868
Herbert Parker	06/02/2008	111,783	20,000	43.65	06/02/2018
	09/17/2008	22,989	11,494	32.14	09/17/2018
						7,759	(12)	353,578
						7,759	(13)	353,578
						13,564	(8)	618,111
						27,128	(9)	1,236,223
						13,627	(10)	620,982
						27,284	(11)	1,243,332
Blake Augsburger	03/24/2004	6,000	0	75.22	03/24/2014
	08/16/2005	6,000	0	82.00	08/16/2015
	06/01/2006	10,000	0	85.36	06/01/2016
	05/01/2007	20,000	5,000	120.83	05/01/2017
	09/17/2008	391	9,195	32.14	09/17/2018
	02/22/2008	20,000		42.32	02/22/2018
						6,207	(12)	282,853
						6,207	(13)	282,853
						13,564	(8)	618,111
						27,128	(9)	1,236,223
						12,011	(10)	547,341
						24,056	(11)	1,096,232
Sachin Lawande	08/16/2005	1,000	0	82.00	08/16/2015
	05/01/2007	4,800	1,200	120.83	050/1/2017
	09/17/2008	0	2,000	32.14	09/17/2018
	02/02/2009	0	15,000	16.43	02/02/2019
	02/22/2008	10,000		42.32	02/22/2018
						5,000	(14)	227,850
						1,350	(12)	61,520
						1,350	(13)	61,520
						8,136	(8)	370,758
						16,272	(9)	741,515
						12,011	(10)	547,341
						24,056	(11)	1,096,232
Michael Mauser	03/24/2004	1,800	0	75.22	03/24/2014
	08/16/2005	4,000	0	82.00	08/16/2015
	05/01/2007	4,000	1,000	120.83	05/01/2017
	09/17/2008	4,000	2,000	32.14	09/17/2018
	09/24/2002	800	0	24.115	09/24/2012
	02/22/2008	9,600		42.32	02/22/2018
						1,350	(12)	61,520
						1,350	(13)	61,520
						2,600	(8)	118,482
						5,200	(9)	236,964
						12,011	(10)	547,341
						24,056	(11)	1,096,232

(1)

All the non-performance-based stock options held by our named executive officers (other than Mr. Parker) that were granted prior to September 17, 2008, vest annually at a rate of 20% commencing on the first anniversary of the date of grant. Non-performance-based stock options held by our named executive officers that were granted after September 17, 2008 vest annually at a rate of 33 1/3% commencing on the first anniversary of the date of grant. Of the 131,783 stock options held by Mr. Parker that were granted to him on June 2, 2008, 50,000 vest annually at a rate of 20% commencing on the first anniversary of the date of grant, 49,066 vested on February 2, 2010 and 32,717 vested on May 13, 2010.

(2)	Based upon a market value per share of $45.57, the closing market price of our Common Stock on June 30, 2011.
(3)	Of the 6,000 restricted shares held by Mr. Paliwal, 3,000 vest annually beginning July 2, 2011 and ending on July 2, 2012.
(4)	The RSUs held by Mr. Paliwal vest on September 17, 2011.
(5)	Of the 7,530 RSUs held by Mr. Paliwal, 3,765 vest on July 1, 2011 and 3,765 vest on July 1, 2012.
(6)	The RSUs held by Mr. Paliwal vest on September 17, 2011.
(7)	Of the 3,216 cash-settled RSUs held by Mr. Paliwal, 1,608 vest annually starting on July 2, 2011 and ending on July 2, 2012.
(8)	The RSUs vest on September 1, 2012.
(9)	The Performance RSUs vest on September 1, 2012. The number of Performance RSUs that will vest is subject to adjustment based on our achievement of pre-established performance goals. The performance measure for the Performance RSUs is operating margin. The number of Performance RSUs that will vest will be determined as follows: (i) no Performance RSUs will be earned for performance below the threshold level, (ii) 25% of the Performance RSUs will be earned upon achievement of the threshold level for the measure, (iii) 100% of the Performance RSUs for the measure will be earned upon achievement of the maximum level for the measure, and (iv) for performance between threshold and maximum, the number of Performance RSUs earned will be determined by straight-line interpolation.
(10)	The RSUs vest on September 1, 2013.
(11)	The Performance RSUs vest on September 1, 2013 if certain performance goals are achieved. The determination of the number of Performance RSUs that will vest is more fully described above under “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2011 — Long-Term Equity Incentive Program — Fiscal 2011 Equity Awards.”
(12)	The RSUs vest on September 17, 2011.
(13)	The Performance RSUs vest on September 17, 2011. The number of Performance RSUs that will vest is subject to adjustment based on our achievement of pre-established performance goals. The performance measures for the Performance RSUs are operating income and the global footprint index. Fifty percent of the Performance RSUs can be earned based on the achievement of each measure. The number of Performance RSUs that will vest will be determined as follows: (i) no Performance RSUs will be earned for performance below the threshold level, (ii) 25% of the Performance RSUs for each measure will be earned upon achievement of the threshold level for each of the measures, (iii) 100% of the Performance RSUs for each measure will be earned upon achievement of the maximum level for each of the measures, and (iv) for performance between threshold and maximum, the number of Performance RSUs earned will be determined by straight-line interpolation.
(14)	The restricted shares held by Mr. Lawande vest on February 2, 2012.

Option Exercises and Stock Vested in Fiscal 2011

The following table provides information regarding the acquisition of Common Stock by Messrs. Paliwal, Parker, Augsburger and Lawande upon the vesting of restricted shares and RSUs and the exercise of stock options during fiscal 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Dinesh Paliwal	—	—	18,000	$541,800
Herbert Parker	—	—	5,500	261,470
Blake Augsburger	20,400	$339,141
Sachin Lawande	9,000	246,292	—	—

(1)	Includes (i) for Mr. Paliwal, 18,000 RSUs that vested on July 1, 2010, for which the amount realized on vesting is based on a value per share of $30.10, the closing price of our Common Stock on June 30, 2010; and (ii) for Mr. Parker, 5,500 shares of restricted stock that vested on June 2, 2011, for which the amount realized on vesting is based on a value per share of $47.54, the closing price of our Common Stock on June 1, 2011.

Pension Benefits for Fiscal 2011

The following table provides information for our named executive officers regarding the present value of benefits as of June 30, 2011 under our SERP and a German pension plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(3)	Payments During Last Fiscal Year
Dinesh Paliwal(1)	SERP	25	$9,415,619	$0
Blake Augsburger	SERP	9	596,287	0
Michael Mauser(2)	German Pension	6	525,024	0

(1)	As of June 30, 2011, Mr. Paliwal had four years of service with our company. Under his letter agreement, Mr. Paliwal was credited with 21 years of service under the SERP upon joining our company, which was equal to his years of service at his previous employer. As a result of the additional credited years of service, the present value of Mr. Paliwal’s pension benefits at June 30, 2011 was increased by $6,727,310.
(2)	Mr. Mauser is entitled to an annual pension that is equal to 2% of eligible salary for every year of service, up to a maximum of 30%. The annual benefit will be increased by the cost of living rate, currently assumed to be 5.25%, every three years.
(3)	Amounts reported comprise the actuarial present value of the named executive officer’s accumulated benefit under the SERP as of June 30, 2011. See Note 16, Retirement Benefits, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2011, for information regarding the assumptions made in determining these values.

Supplemental Executive Retirement Plan

The SERP provides supplemental retirement, termination and death benefits to certain executive officers and key employees designated by the Board. Benefits under the SERP payable upon termination or death are described below under the caption “Executive Compensation — Severance and Change in Control Benefits — Supplemental Executive Retirement Plan.” The Compensation Committee administers the SERP. Of the named executive officers, only Mr. Paliwal and Mr. Augsburger have been designated as participants. All SERP benefits are subject to deductions for social security and federal, state and local taxes.

Retirement benefits are based on the average of the participant’s highest cash compensation (base salary and bonus) during any five consecutive years of employment by our company (“Average Cash Compensation”). Participants retiring at age 65 or older receive an annual retirement benefit equal to either (a) 3 1/3% of Average Cash Compensation per year of service up to a maximum of 50%, or (b) 2% of Average Cash Compensation per year of service up to a maximum of 30%, as designated by our company. Mr. Paliwal has been designated as a participant entitled to receive an annual retirement benefit of up to 50% of Average Cash Compensation, and Mr. Augsburger has been designated as a participant entitled to receive an annual retirement benefit of up to 30% of Average Cash Compensation. Unless another form of payment is approved by the administrative committee for the SERP, benefits are payable monthly in the form of a life annuity. If the participant dies after benefits have commenced but prior to receiving ten years of benefits, they are paid to the participant’s beneficiary for the remainder of that period.

Mr. Mauser is entitled to an annual pension that is equal to 2% of eligible salary for every year of service, up to a maximum of 30%. This pension is payable at age 60 and is offset by pension payable from the Harman/Becker Nokia plan (3,396 Euro). The annual benefit will be increased by the cost of living rate, currently assumed to be 5.25%, every three years.

Nonqualified Deferred Compensation

Our DCP provides supplemental retirement benefits for executive officers designated by the Compensation Committee. Prior to the beginning of each fiscal year, each plan participant may elect to defer up to 100% of his or her annual base salary and bonus on a pre-tax basis to a deferral account. These amounts are always fully vested and subject to a 10% penalty on any unscheduled withdrawals. We may decide to make contributions on a pre-tax basis to a plan participant’s account, subject to a vesting schedule. In the event of a change in control of our company, any unvested amounts vest immediately and we indemnify the plan participant for any expense incurred in enforcing his or her rights under the DCP.

Plan participants specify that portion of their accounts to be deemed invested in designated benchmark funds. This may be changed once in any calendar month by the plan participant. We credit earnings to the accounts based on the rate of return of the designated funds. For fiscal 2011, the designated funds produced returns ranging from 0.0244% to 44.63%. Upon retirement or termination of employment other than due to death, plan participants may receive their account balances in the form of a lump-sum payment or in annual installments. In the event of death prior to the commencement of benefits or during payment of installments, the balances in a plan participant’s vested accounts as of the date of death are payable to the plan participant’s beneficiaries.

None of our named executive officers made contributions to our DCP in fiscal 2011, and none of our named executive officers has made contributions to such plan in the past.

Severance and Change in Control Benefits

We provide benefits to each of our named executive officers in the event his employment is terminated. We provide these benefits through our SERP, 2008 Key Executive Plan and employment and severance agreements we have entered into with some of the named executive officers.

Severance and Employment Agreements

We have entered into severance agreements with each of Messrs. Paliwal, Parker, Augsburger, and Lawande (“CIC Agreement”). Mr. Paliwal’s CIC Agreement provides that if, within six months prior to or two years following a change in control, as defined below, of our company, Mr. Paliwal is terminated without cause, as defined below, or under certain circumstances terminates his own employment, he is entitled to receive a severance payment. The CIC Agreements for the other named executive officers, as amended, provide that if within two years following a change in control a named executive officer is terminated without cause or under certain circumstances terminates his own employment, he is entitled to receive a severance payment. For Mr. Paliwal, the severance payment is equal to three times the sum of Mr. Paliwal’s highest annual base salary during any period prior to his termination plus his highest annual cash incentive pay during the three fiscal years preceding the change in control. For Mr. Parker, the severance payment is equal to two times the sum of Mr. Parker’s highest annual base salary during any period prior to his termination plus his highest annual cash incentive pay during the three fiscal years preceding the change in control. For each of Messrs. Augsburger and Lawande, the severance payment is equal to one and one-half times his highest annual base salary during any period prior to his termination.

Each of Mr. Paliwal and Mr. Parker is deemed to have been terminated without cause if he is terminated by us for any reason other than:

•	conviction of a felony; or

•	willful gross neglect or willful gross misconduct with respect to employment duties which results in material economic harm to us.

Each of our other named executive officers is deemed to have been terminated without cause if he is terminated by us for any reason other than:

•	conviction of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with us;

•	intentional wrongful damage to property of our company or of any subsidiary;

•	intentional wrongful disclosure of secret processes or confidential information of our company or of any subsidiary; or

•	intentional wrongful engagement in any competitive activity;

and any such act shall have been demonstrably and materially harmful to our company.

Each of our named executive officers is entitled to severance compensation if he terminates his employment within two years following a change in control (and for Mr. Paliwal, six months prior to or two years following a change in control) under the following circumstances:

•	failure to maintain his position (or one substantially equivalent) with our company;

•	significant adverse change in authority, power, function, responsibilities or duties;

•	reduction in base salary and bonus;

•	termination or reduction in employee benefits;

•	a subsequent change in control of our company in which the successor company does not assume all of our duties and obligations under the severance agreement;

•

relocation of his principal place of work of more than 50 miles or that requires him to travel away from his office 20% or more than was required in any of the three years immediately prior to the change in control; or

•	as to Mr. Paliwal only, for any reason in the thirteenth month following the change in control after a one year transition period.

In addition, each of Mr. Paliwal and Mr. Parker is entitled to severance compensation if he terminates his employment within six months prior to the change in control for good reason, which includes the following circumstances:

•	reduction in base salary and bonus;

•	as to Mr. Paliwal only, failure by our stockholders to elect or reelect him as a member of the Board;

•	diminution in any titles or a material diminution in duties or responsibilities; or

•	change in reporting relationship.

A change in control is defined as:

•

the acquisition by any person, entity or group of 25% or more of our voting stock, other than an acquisition by us or our subsidiaries or a company benefit plan, other than in a transaction that is not deemed a change in control as defined in the next bullet;

•	a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets, or any other transaction having a similar effect unless:

•	the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	no person, entity or group beneficially owns 25% or more of the combined voting power of the surviving entity;

•	a majority of the directors of the surviving entity were directors of our company prior to the transaction;

•	when a majority of our directors (a) have not been approved by two-thirds of our then directors or (b) were elected or appointed as a result of an actual or threatened election contest; or

•	approval by our stockholders of a complete liquidation or dissolution of our company.

Each of the severance agreements for Mr. Paliwal and Mr. Parker also provides that we will pay an additional amount for Section 4999 excise taxes, subject to a limitation based on the overall cost of the severance agreement, including any additional “gross-up” payment for excise taxes, if applicable. Additionally, each of these agreements provides that Mr. Paliwal and Mr. Parker shall not engage in any competitive activity, as defined in the agreement, without our written consent, during the term of such agreement and for a period of one year after his employment is terminated.

We have also entered into a letter agreement with Mr. Paliwal (“Paliwal Agreement”) and severance agreements with Messrs. Parker, Augsburger, and Lawande (“Severance Agreement”). The provisions of the Paliwal Agreement provide for severance compensation if he is terminated without cause or if he terminates his employment for good reason. Mr. Paliwal is entitled to receive a severance payment equal to (1) two times the sum of his annual base salary plus his target annual bonus at the time of his termination, (2) a pro rata annual bonus based on actual performance for the portion of the fiscal year he was employed, (3) any unpaid bonus for the fiscal year preceding the year of termination, and (4) accelerated vesting of a pro rata number of any unvested restricted shares of the restricted stock award, inducement stock award and stock option award he received upon joining our company. The provisions of the Severance Agreements provide for severance compensation if the named executive officer is terminated without cause, or terminates his employment for “good reason.” Each named executive officer is entitled to receive a severance payment equal to (1) one time his annual base salary plus (2) a pro rata annual bonus based on actual performance for the portion of the fiscal year he was employed. The terms “cause,” “good reason” and “change in control” under the Paliwal Agreement and Severance Agreements are defined in the same manner as they are defined in the CIC Agreements.

Supplemental Executive Retirement Plan

Mr. Paliwal and Mr. Augsburger are eligible for benefits under the SERP in the event of a change in control of our company or termination of employment under certain circumstances. Benefits payable under the SERP are based on the average of the participant’s highest Average Cash Compensation during any five consecutive years of employment by our company.

A participant whose employment is terminated prior to age 65 with at least 15 years of service, and who is not otherwise entitled to retirement benefits under the SERP, is entitled to an annual termination benefit equal to either (a) 30% of Average Cash Compensation, increased by 4% for each year of service over 15 years, up to a maximum of 50%, or (b) 15% of Average Cash Compensation, increased by 3% for each year of service over 15 years, up to a maximum of 30%, as designated by our company. The termination benefit commences upon the later of termination of the participant’s employment, other than due to death, or the participant reaching age 55. Mr. Paliwal has been designated as a participant entitled to receive an annual termination benefit of up to 50% of Average Cash Compensation and Mr. Augsburger has been designated as a participant entitled to receive an annual termination benefit of up to 30% of Average Cash Compensation.

Additionally, if a participant’s employment is terminated for any reason other than death within three years after a change in control of our company, the participant vests with the maximum designated retirement benefit regardless of age or years of service and we indemnify the participant for any expense incurred in enforcing the participant’s rights in the retirement benefit under the SERP. Under the SERP, a change in control is defined in the same manner as under Mr. Paliwal’s severance agreement, as described above.

A pre-retirement death benefit equal to two or three times the highest annual cash compensation earned by a participant during his or her employment with our company is paid to the beneficiaries of a participant who dies prior to the commencement of benefits under the SERP. Mr. Paliwal has been designated as a participant entitled to receive a death benefit equal to three times his highest annual cash compensation, and Mr. Augsburger has been designated as a participant entitled to receive a death benefit equal to two times his highest annual cash compensation. The benefit is paid to the participant’s designated beneficiary in a single lump sum or, at the request of the beneficiary and with the consent of the SERP’s administrative committee, the benefit may be paid in another form providing the actuarial equivalent of the lump-sum payment.

2008 Key Executive Officers Bonus Plan

In the event of a change in control of our company, each participant in the 2008 Key Executive Plan is entitled to the award amount for that fiscal year without pro ration or any other deduction, provided that he or she is employed by us at the time of the change in control or, if the plan participant is no longer employed by us, the participant’s employment is terminated after commencement of discussions that resulted in a change in control of our company but within 180 days prior to the change in control. Under this plan, a change in control is defined in the same manner as under Mr. Paliwal’s severance agreement, as described above.

Summary of Benefits

The following tables quantify potential compensation that would become payable to each of Messrs. Paliwal, Parker, Augsburger, Lawande and Mauser, under the agreements and our plans and policies discussed above, if his employment had terminated on June 30, 2011, given his base salary as of that date and, if applicable, the closing price of our Common Stock on June 30, 2011.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in these tables. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive officer on the date of termination of employment and the price of our Common Stock when the termination event occurs.

Dinesh Paliwal

	Cash Severance Payments($)		Tax Gross Up Payments($)	Acceleration of Equity Awards($)(1)	Pension Benefits($)(2)	Total($)
Voluntary Termination	$0		$0	$0	$9,416,000	$9,416,000
Termination With Cause	0		0	0	9,416,000	9,416,000
Termination Without Cause/Good Reason	10,429,000	(3)	0	18,322,000	11,473,000	40,224,000
Death	3,476,000	(3)	0	22,404,000	13,500,000	39,380,000
Disability	3,476,000	(3)	0	22,404,000	11,473,000	37,353,000
Retirement	0		0	0	9,416,000	9,416,000
Change in Control(4)	17,077,000	(5)	13,909,000	22,730,000	11,473,000	65,189,000

(1)	Under the terms of Mr. Paliwal’s agreements representing awards of stock options, restricted shares and RSUs, a specified amount of unvested awards become vested upon a change in control, termination without cause or for good reason, and upon Mr. Paliwal’s death or disability, as such terms are defined in the award agreements. The amounts shown represent the value of the unvested stock options, restricted shares and RSUs on June 30, 2011, at $45.57 per share, the closing price of our Common Stock on that date.
(2)	Includes death benefit and present value of accumulated retirement benefits, as applicable, that Mr. Paliwal would be entitled to under our SERP.
(3)	Represents the amount payable under the Paliwal Agreement.
(4)	To receive these benefits under his CIC Agreement, a qualifying termination of Mr. Paliwal’s employment must occur within six months prior to or within two years following a change in control.
(5)	Represents the amount payable under Mr. Paliwal’s CIC Agreement. Also includes the award for fiscal 2012 that Mr. Paliwal is entitled to under the 2008 Key Executive Plan upon a change in control of our company.

Herbert Parker

	Cash Severance Payments	Tax Gross Up Payments	Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause/Good Reason(2)	1,094,000	0	0	1,094,000
Death	0	0	0	0
Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control(3)	2,737,000	2,640,000	4,055,000	9,432,000

(1)	Under the terms of Mr. Parker’s agreements representing awards of stock options, restricted shares and RSUs, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested stock options, RSUs and unvested restricted shares on June 30, 2011, at $45.57 per share, the closing price of our Common Stock on that date.
(2)	Represents the amount payable under his Severance Agreement.
(3)	To receive these benefits under his CIC Agreement, a qualifying termination of Mr. Parker’s employment must occur six months prior to or within two years following a change in control.

Blake Augsburger

	Cash Severance Payments	Acceleration of Equity Awards		Pension Benefits(1)	Total
Voluntary Termination	$0	$0		$596,000	$596,000
Termination With Cause	0	0		596,000	596,000
Termination Without Cause/Good Reason(2)	930,000	0		596,000	1,526,000
Death	0	0		2,428,000	2,428,000
Disability	0	0		596,000	596,000
Retirement	0	0		596,000	596,000
Change in Control(4)	1,152,000	3,667,000	(3)	2,584,000	7,403,000

(1)	Represents the death benefit that Mr. Augsburger is entitled to under our SERP and the present value of accumulated retirement benefits, as applicable, that Mr. Augsburger would be entitled to under our SERP due to accelerated vesting of his benefit.
(2)	Represents the amount payable under his Severance Agreement.
(3)	Under the terms of Mr. Augsburger’s agreements representing awards of stock options and RSUs, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested stock options and RSUs on June 30, 2011, at $45.57 per share, the closing price of our Common Stock on that date.
(4)	To receive these benefits under the 2008 Key Executive Plan and his CIC Agreement, a qualifying termination of Mr. Augsburger’s employment must occur within two years following a change in control.

Sachin Lawande

	Cash Severance Payments	Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0	$0	$0
Termination With Cause	0	0	0
Termination Without Cause/Good Reason(2)	930,000	0	930,000
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change in Control(3)	1,152,000	3,135,000	4,287,000

(1)	Under the terms of Mr. Lawande’s agreements representing awards of stock options, RSUs and restricted shares, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested stock options, RSUs and restricted shares on June 30, 2011, at $45.57 per share, the closing price of our Common Stock on that date.
(2)	Represents amount payable under his Severance Agreement.
(3)	To receive these benefits under his CIC Agreement, a qualifying termination of Mr. Lawande’s employment must occur within two years following a change in control.

Michael Mauser

	Cash Severance Payments	Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0	$0	$0
Termination With Cause	0	0	0
Termination Without Cause/Good Reason(2)	1,073,000	0	1,073,000
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change in Control(3)	1,075,000	1,792,000	2,867,000

(1)	Under the terms of Mr. Mauser’s agreements representing awards of stock options and RSUs, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested stock options and RSUs on June 30, 2011, at $45.57 per share, the closing price of our Common Stock on that date.
(2)	Represents amount payable under his employment agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies Regarding Related Party Transactions

The Board has not adopted a formal written policy regarding a transaction or series of transactions involving our company and a related party. A related party is one of our executive officers, a director, a person owning more than 5% of any class of our securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. The Board may consider the desirability of adopting a formal written policy during fiscal 2012. However, given our history and past practice, the Board may decide that such action is unnecessary.

While the Board has not adopted a formal written policy, directors are typically made aware of any transaction or transactions involving our company and a related party. On an annual basis, we request that each of our directors and executive officers identify potential related party transactions involving the director or executive officer and his or her family. If such transactions are discovered, they must be approved by either the Audit Committee or the Board. In addition, our Code of Business Conduct provides that employees are to avoid situations or activities where their personal interests are, or may appear to be, in competition with or in opposition to our interests.

Certain Relationships

KKR

Brian F. Carroll, one of our directors, is a member of KKR & Co. LLC, which serves as a general partner of KKR.

On October 22, 2007, we entered into an agreement terminating the merger agreement with companies formed by investment funds affiliated with KKR and GS Capital Partners VI Fund, L.P. and its related funds (“GSCP”), which are sponsored by Goldman, Sachs & Co. Under this termination agreement, we, KKR, affiliates of KKR and GSCP agreed to release each other from all claims and actions arising out of or related to the merger agreement and the related transactions. In connection with this termination agreement, we issued $400.0 million of Notes, of which $342.8 million was either purchased by an affiliate of KKR or for which KKR has substantial economic benefit and risk, and $57.2 million was purchased by affiliates of GSCP. We also agreed to provide KKR registration rights with respect to the Notes purchased in the transaction and our Common Stock into which the Notes may be converted.

Further, in connection with the purchase of the Notes, KKR has the right to designate a nominee to the Board, for the Board’s consideration, which designee must be qualified and suitable to serve under all of our applicable policies and guidelines and other regulatory requirements, meet the independence requirements of the New York Stock Exchange and otherwise be acceptable to the Board in its good faith discretion. For so long as KKR continues to have ownership rights as to at least $200.0 million principal amount of the Notes or until the occurrence of other specified events, KKR will have the right to select a successor designee in the event the designee ceases to serve on the Board, provided the membership requirements are met. Mr. Carroll was KKR’s nominee. Based upon the recommendation of the Nominating Committee, the Board appointed Mr. Carroll as a director to serve for a term expiring at the Meeting.

The terms of this transaction were negotiated on an arms-length basis and were fair and in the best interests of our company. Mr. Carroll does not have a material interest in this transaction.

Neusoft

Dr. Liu, one of our directors, is the chairman and chief executive officer of Neusoft Corporation. In fiscal 2010, we entered into a three-year agreement with Neusoft for engineering services. Payments to Neusoft under this agreement in fiscal 2011 totaled approximately $24.9 million.

The terms of this transaction were negotiated on an arms-length basis and were fair and in the best interests of our company. Dr. Liu does not have a material interest in this transaction.

PROPOSAL NO. 2

APPROVAL OF THE 2012 STOCK OPTION AND INCENTIVE PLAN

On September 6, 2011, which we refer to as the “Effective Date,” the Compensation and Option Committee (the “Compensation Committee”) of the Board adopted the Harman International Industries, Incorporated 2012 Stock Option and Incentive Plan (the “2012 Incentive Plan”), subject to stockholder approval, which we are now seeking. We are submitting the 2012 Incentive Plan to our stockholders for approval in order to authorize the issuance of shares under the plan (as described below).

The Compensation Committee believes that equity-based compensation programs are an important element of our company’s continued financial and operational success. In approving the 2012 Incentive Plan, the Compensation Committee considered the recent history of our company’s prior equity incentive compensation plans, including the 2002 Plan, as amended, and the 1992 Incentive Plan, the intended purpose of the 2012 Incentive Plan, and the number of shares that would be reserved for issuance under the 2012 Incentive Plan (representing approximately 5.9% of the outstanding shares of Common Stock, assuming all shares available under the 2012 Incentive Plan are issued). We believe the 2012 Incentive Plan reflects best practices in our industry and continues our strong pay-for-performance culture.

You are being asked to approve the 2012 Incentive Plan. You should read and understand the terms of the 2012 Incentive Plan before you vote. The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock present in person or by proxy at the Meeting is required to approve the 2012 Incentive Plan.

The Board recommends a vote FOR approval of the 2012 Incentive Plan.

Incentive Plan Summary

A summary of the material features of the 2012 Incentive Plan appears below. These summary descriptions are qualified in their entirety by the full text of the 2012 Incentive Plan, which is attached to this Proxy Statement as Appendix A.

Number of Authorized Shares Submitted to Our Shareholders

We are asking our stockholders to approve a total of 4,400,000 shares to be available for grants of awards under the 2012 Incentive Plan. However, as discussed below, delivery of shares pursuant to certain types of awards will reduce the remaining available shares by a ratio of 1.71 to 1. Under all of our company’s existing equity-based incentive plans, including the 2002 Plan, as amended, and the 1992 Incentive Plan, as of October 14, 2011, 2,857,297 shares of Common Stock are issuable pursuant to outstanding stock options, and there are 1,963,212 RSUs and restricted shares outstanding. The outstanding stock options have a weighted average exercise price of $53.13 and a weighted average remaining life of 6.86 years. Upon stockholder approval of the 2012 Incentive Plan, effective as of the Effective Date, no further awards may be granted under our prior equity plans, although awards granted under such plans prior to the Effective Date will continue to remain outstanding under their terms and may be settled with shares that are in addition to the 4,400,000 shares available for future grants under the 2012 Incentive Plan. The fair market value of a share of our common stock on October 14, 2012 was $37.47.

Term of Plan

The 2012 Incentive Plan becomes effective as of the Effective Date upon stockholder approval and provides that no grants may be made under the plan after the tenth anniversary of the Effective Date. Effective as of the Effective Date, no further awards may be granted under our prior long-term incentive plans, although awards granted under such plans prior to the Effective Date continue to remain outstanding under their terms.

Individual Limitations on Awards

The 2012 Incentive Plan provides that in any calendar year, (1) the total number of shares for which qualified performance-based awards (as described below) other than nonqualified stock options (“NQSOs”) and stock appreciation rights (“SARs”) may be made to any one participant cannot exceed 750,000, and (2) the total number of shares for which NQSOs and SARs may be made to any one participant cannot exceed 750,000.

Share Counting Rules

Although a total of 4,400,000 shares is available for awards under the 2012 Incentive Plan, delivery of shares pursuant to an award that is not a NQSO or a SAR shall reduce the number of shares available for delivery by 1.71 times the number of shares delivered pursuant to the award. Shares delivered pursuant to a NQSO or a SAR shall reduce the number of shares available under the 2012 Incentive Plan by one share for each share that is delivered.

Shares subject to awards granted under the 2012 Incentive Plan are not counted as used unless and until they are actually issued and delivered to a participant. Upon payment in cash of the benefit provided by any award, shares that were covered by such award will be available for issue or transfer under the 2012 Incentive Plan. Shares tendered in payment of the exercise price of a NQSO or SAR, shares withheld by our company to satisfy tax withholding obligations, and shares that are repurchased by our company with NQSO and SAR proceeds are not added to the aggregate limit under the 2012 Incentive Plan. Shares covered by a SAR, to the extent the award is exercised and settled in shares, and regardless of whether all shares covered by the award are actually issued to the participant upon exercise, are considered issued or transferred pursuant to the 2012 Incentive Plan. The 2012 Incentive Plan also provides that shares that are delivered in settlement of an award issued in connection with the assumption or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition, or as a post-transaction grant under such a plan or arrangement of an acquired entity, will not be counted against the maximum number of shares available for delivery under the plan, to the extent that the exemption from the stockholder approval requirements of the listing standards of the New York Stock Exchange relating to mergers and acquisitions is available.

Persons Eligible for Grants

The Compensation Committee or its permitted delegate may grant awards under the 2012 Incentive Plan to any of our directors and to any employees of our company or any subsidiary of our company. Approximately 400 people are eligible to participate under the 2012 Incentive Plan.

Awards In General

The Compensation Committee has broad authority to establish the terms and conditions of the awards granted under the 2012 Incentive Plan, including the ability to specify the employees and directors who will be granted awards and the types of awards they will receive.

Types of Awards

In addition to cash awards (described below), the 2012 Incentive Plan authorizes the grant of several types of stock-based awards, including NQSOs, SARs, restricted stock awards, RSUs, unrestricted stock awards, qualified performance-based awards under Section 162(m) of the Code, interest equivalent awards, and, in the case of awards other than NQSOs, SARs and unvested performance awards, dividend equivalents.

NQSOs. NQSOs are stock options allowing the recipient to purchase a fixed number of shares of our common stock for a fixed price which are not tax-qualified under the Code. Under the 2012 Incentive Plan, the exercise price of any option must be no less than the fair market value, as defined in the 2012 Incentive Plan, of our Common Stock on the grant date. The 2012 Incentive Plan permits the Compensation Committee to include various terms in the options in order to enhance the linkage between stockholder and management interests. These include permitting participants to deliver shares of our Common Stock in payment of the exercise price, offering participants the opportunity to elect to receive a grant of options instead of a salary increase or bonus, offering participants the opportunity to purchase options, and making the exercise or vesting of options contingent upon the satisfaction of performance criteria. The 2012 Incentive Plan provides that the term of any option granted may not exceed 10 years and that each option may be exercised for such period as may be specified by the Compensation Committee in the grant of the option.

Stock Appreciation Rights. SARs constitute the right to receive stock or cash, or a combination of stock and cash, equal in value to the difference between the exercise price of the SAR and the market price of our Common Stock on the exercise date. The exercise price of a SAR must be no less than the fair market value of our Common Stock on the grant date. SARs may be granted alone or in tandem with options. SARs granted in tandem with options must have an exercise price equal to the exercise price per share of the related options. The exercise of all or a portion of a SAR granted with a related option results in the forfeiture of all or a corresponding portion of the related option, and vice versa. The Compensation Committee determines the form (whether in cash, shares or a combination thereof) and timing of payments made upon exercise of a SAR, whether the payment will be made in a lump sum, in annual installments, or otherwise deferred, and whether interest equivalents will be paid with respect to such payments.

Restricted Stock Awards. Recipients of restricted stock awards generally receive dividends and have all the customary voting and other rights of a stockholder during the restricted period, but may not sell, transfer, or otherwise dispose of the restricted stock. Dividends may be paid currently, or held subject to the same restrictions as the underlying shares during the restricted period. The Compensation Committee may set the terms and conditions of restricted stock awards, including restrictions against sale, transfer or other disposition, may make the lapse of such restrictions contingent on the achievement of performance goals and may grant an award of dividend equivalent units in connection with a restricted stock award.

Restricted Stock Unit Awards. Restricted stock units represent the right to receive a specified number of shares of our Common Stock at such times, and subject to such conditions, as the Compensation Committee determines. A participant to whom RSUs are awarded has no rights as a stockholder with respect to the shares represented by the RSUs unless and until shares are actually delivered to the participant in settlement of the award. However, RSUs may have dividend equivalent rights if so determined by the Compensation Committee.

Unrestricted Stock Awards. Recipients of unrestricted stock awards become the owner of the shares of our Common Stock subject to the award upon receipt of the shares, with the right to receive dividends and all the customary voting and other rights of a stockholder.

Dividend and Interest Equivalent Awards. Cash dividends are not paid on shares that have been awarded under the plan but not yet registered or delivered. However, as described above, the Compensation Committee may provide for the payment of dividend equivalents in respect of any award other than awards of NQSOs or SARs pursuant to which shares of our Common Stock are or may become deliverable in the future, equal in value to the cash dividends that would have been paid with respect to each share subject to the award, if it had been outstanding from the date of grant. Dividend equivalents may be payable in cash or shares of our Common Stock, either from time to time before shares are delivered pursuant to the award (including upon payment of the underlying dividends), or at the time the shares are delivered. Dividend equivalents may also be converted into contingently credited shares of our Common Stock deliverable at such time or times as the Compensation Committee may determine. Our Compensation Committee may also provide for payment of interest equivalents on any portion of any award payable at a future time in cash, and on dividend equivalents that are payable at a future time in cash.

Cash Awards

In addition to the various types of equity-based awards described below, the 2012 Incentive Plan permits the Compensation Committee to grant cash awards, subject to such terms and conditions, if any, as it determines, such as requiring continued employment or continued service and/or performance conditions. These awards may be designated as qualified performance-based awards as described below. The aggregate maximum payment value in any calendar year that any one participant may receive under cash awards that are so designated is $5 million.

Qualified Performance-Based Awards

Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to a “covered employee.” A “covered employee” is an employee who is, on the last day of the company’s taxable year in which the deduction would otherwise be claimed, the company’s chief executive officer or one of the other three highest paid officers named in its proxy statement (excluding its chief financial officer). This limit does not apply to compensation that satisfies the applicable requirements for a performance-based compensation exception, one of which is that shareowners approve the material terms of the compensation.

The 2012 Incentive Plan incorporates the requirements for the performance-based compensation exception applicable to NQSOs and SARs so that all such awards should qualify for the exception. In addition, the Compensation Committee may grant other awards designed to qualify for this exception. These other awards are referred to as qualified performance-based awards. These qualified performance-based awards must be made subject to the achievement of objective performance goals, established by the Compensation Committee in accordance with Section 162(m) and the applicable regulations, based upon the attainment of specified levels of one or more of the following management objectives as applied to our company as a whole, to any subsidiary, division or other unit of our company, or the individual participant: cash flow/net assets ratio; return on capital or assets; return on consolidated equity; revenue; cash flow; stock price or total return to stockholders; operating income or earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; enterprise value; cost initiatives, including relative growth and geographic or strategic targets involving one or more of the following — capital expenditures, cost of purchased material and full-time and part-time payroll; and economic value added or economic profit earnings per share. The achievement of these goals may be determined without regard to the effect of specified unusual events, such as restructuring charges and the cumulative effect of accounting changes required under generally accepted accounting principles, as determined by the Compensation Committee in connection with the establishment of the goals.

The Compensation Committee may impose other conditions, such as continued employment, for qualified performance-based awards to be earned, vested and/or payable. It may also reserve the right, in connection with the grant of a qualified performance-based award, to exercise negative discretion to reduce the amount of the award that is earned, vested or payable to the participant below the amount determined in accordance with the applicable goals, but it may not increase the amount so earned, vested or payable above the amount determined in accordance with the applicable goals. Achievement of the performance goals applicable to a qualified performance-based award may be waived by the Compensation Committee only in the event of the death or disability of the participant. In addition, qualified performance-based awards may, to the extent provided in the applicable award agreements for such awards, be subject to accelerated vesting upon a change of control.

Transferability of Options

Options granted under the 2012 Incentive Plan are not transferable except by will, the laws of descent and distribution, or upon the holder’s death pursuant to a beneficiary designation, and they may be exercised during the holder’s lifetime only by the holder or the holder’s guardian or legal representative. The 2012 Incentive Plan gives the Compensation Committee the discretion to make NQSOs transferable. It is not expected that the Compensation Committee will exercise this discretion on a regular basis.

Anti-dilution

In the event of any change in our capitalization as the result of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of our ownership of an affiliate, or other similar transaction, then the Compensation Committee or our Board may, and in the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization, or another event similar to any of the foregoing, affecting our capital structure, or a separation or spin-off of an affiliate without consideration or other extraordinary dividend of cash or other property to our stockholders, then the Compensation Committee or our Board shall, make substitutions or adjustments in the aggregate number and kind of shares reserved for delivery under the 2012 Incentive Plan, in the limitation on individual awards described below, in the number and kind of shares subject to outstanding awards, in the exercise price of outstanding options and stock appreciation rights, and/or such other equitable substitution or adjustments as it may determine to be appropriate. However, the Compensation Committee cannot make any adjustments that would cause certain awards to fail to be tax deductible pursuant to the Section 162(m) exemption described above.

Administration

The Compensation Committee of our Board generally administers the 2012 Incentive Plan, although our Board may exercise that authority itself or delegate administrative powers under the 2012 Incentive Plan to another committee of the Board. In addition, the Compensation Committee generally may delegate its authority to one or more committees and/or to senior managers, to the extent permitted by law, and except for matters affecting any executive officers. All such delegations must be made in accordance with Delaware law. All determinations involving awards that are intended to be exempt from the deduction limitations of Section 162(m) of the Code must be made by the Compensation Committee or another committee of outside directors meeting the requirements for the performance-based compensation exception. Determinations of the Compensation Committee or its delegates concerning any matter arising in connection with the 2012 Incentive Plan are final, binding and conclusive on all interested parties. Such determinations include such matters as determining the awards that will be made under the 2012 Incentive Plan, interpretation of plan provisions, and decisions to accelerate vesting or waive forfeiture of any award.

It is expected that the Compensation Committee will delegate to a committee composed of senior management, all of its powers to administer the 2012 Incentive Plan, except those powers relating to matters affecting any executive officers and those matters pertaining to the granting of restricted stock to employees other than executive officers. For a more detailed description of the Compensation Committee, see “The Board, Its Committees and Compensation” beginning at page 9 of this Proxy Statement.

Amendment or Termination

Our Compensation Committee may amend or terminate the 2012 Incentive Plan or any outstanding awards at any time, provided that no grants previously made under the 2012 Incentive Plan are adversely affected without the consent of the affected participants, except as a result of changes in law or other developments and, provided further, that no amendments to the 2012 Incentive Plan will, without the approval of stockholder, permit our company to reprice any outstanding option or stock appreciation right. Amendments to change the number of shares authorized for use under the 2012 Incentive Plan must be approved by our Board, and for certain purposes, our stockholder. Stockholder approval must be obtained if required by the listing standards of the New York Stock Exchange.

Non-U.S. Participants

To accommodate differences in local law, tax policy or custom, awards granted to employees who are not U.S. nationals or who are employed outside the United States may be subject to special terms, conditions and documentation as provided by the Compensation Committee. Our Compensation Committee may also grant substitutes for awards to non-U.S. employees.

Registration and Compliance with Applicable Law

If the Compensation Committee determines under U.S. federal, state or local or foreign law or practice, that government approval or the registration, qualification, or listing of shares of our Common Stock is necessary or desirable in connection with the granting of awards or their exercise, or the purchase or receipt of shares pursuant to awards, no shares pursuant to an affected award may be purchased or received before the Compensation Committee is satisfied that the desired actions have been completed. Our Compensation Committee will not be required to issue any shares of our Common Stock pursuant to an award before it has received all required information and determined that such issuance is in compliance with all applicable laws and securities exchange rules.

Awards Under the 2012 Incentive Plan

No awards have yet been granted under the 2012 Incentive Plan.

New Plan Benefits

Awards to be received by individual participants are not determinable because the Compensation Committee (or its delegate) determines the amount and nature of any award under the 2012 Incentive Plan in the respective committee’s sole discretion at the time of grant. In addition, awards are dependent upon a number of factors, including the value of our Common Stock on future dates and the exercise decisions of participants. As a result, the benefits that might be received by participants receiving discretionary grants under the 2012 Incentive Plan are not determinable. For similar reasons, we cannot determine the awards that would have been granted during our 2011 fiscal year under the 2012 Incentive Plan, if it had been in place during that year.

Federal Income Tax Considerations

The discussion below summarizes the expected federal income tax treatment of awards under the 2012 Incentive Plan, under currently applicable laws and regulations.

NQSOs

A recipient generally does not recognize taxable income on the grant of NQSOs, but does recognize ordinary income on the exercise date. The amount of income in the case of an NQSO exercise is the amount by which the fair market value of the shares received on the date of exercise exceeds the option price. Our company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the recipient from the exercise of NQSOs, subject to the limitations of Section 162(m).

SARs

A recipient generally does not recognize taxable income on the grant of SARs, but does recognize ordinary income on the exercise date. The amount of income in the case of a SAR exercise is the amount by which the fair market value of the shares or cash received on the date of exercise exceeds the exercise price. Our company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the recipient from the exercise of SARs, subject to the limitations of Section 162(m).

Restricted Stock Awards

A recipient generally does not recognize taxable income on the grant of restricted stock, but does recognize ordinary income on the vesting date, or the date the recipient’s interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. Any dividends paid on the restricted stock before the vesting date are also taxable as compensation income upon receipt.

However, a recipient may elect to recognize income upon the grant of restricted stock, rather than when the recipient’s interest is freely transferable and no longer subject to a substantial risk of forfeiture, equal to the fair market value of the shares on the date of the award. If the recipient makes this election, dividends paid with respect to the restricted shares that are paid currently (rather than held subject to forfeiture) will not be treated as compensation, but rather as dividend income, and the recipient will not recognize additional income when the restrictions applicable to the restricted stock lapse. The recipient will not be entitled to any deduction if, after making this election, he or she forfeits any of the restricted stock. If restricted stock is forfeited after this election is made, the recipient will not be entitled to a refund of the ordinary income tax paid on the restricted stock. The recipient may, however, be entitled to receive a capital loss deduction upon forfeiture. Our company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of restricted stock, subject to the limitations of Section 162(m).

Unrestricted Stock Awards

A recipient will recognize taxable income on the grant of unrestricted stock in an amount equal to the fair market value of the shares on the grant date. Our company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of restricted stock, subject to the limitations of Section 162(m).

Restricted Stock Units

A recipient does not recognize taxable income on the grant of RSUs, but does recognize ordinary income when they vest, unless settlement of the RSUs (whether in shares and/or cash) is deferred in accordance with the requirements of federal tax law. If these requirements are met, the recipient will recognize taxable income when the shares and/or cash are delivered. The amount of this ordinary income will be the fair market value of the shares on the date of vesting or delivery, as applicable, plus the amount of cash payable or paid, as applicable. Any dividends paid on the RSUs are also taxable as compensation income upon vesting or payment, as applicable.

Our company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of RSUs, subject to the limitations of Section 162(m).

Dividend and Interest Equivalent Awards

A recipient recognizes ordinary income when the right to receive unrestricted shares and/or cash pursuant to a dividend or interest equivalent award vests or, if delivery of those shares or cash is deferred in accordance with the requirements of federal tax law, upon delivery. The amount of this ordinary income will be the fair market value of the shares on that date of any shares delivered, plus the amount of cash paid. If restricted shares are delivered pursuant to such an award, they will be taxed as described above under “Restricted Stock.”

Withholding

Our company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a dividend or interest equivalent award, subject to the limitations of Section 162(m) of the Code. Our company may take such action as it deems appropriate for the withholding of any taxes that we are required by law to withhold in connection with the grant or (as applicable) exercise of any award, including, without limitation, withholding cash or shares that would be paid or delivered pursuant to the exercise or grant of any award, canceling any portion of the award (or any other award under the plan), or selling any property contingently credited by our company for the purpose of paying such award (or any other award under the plan), in each case in order to withhold or reimburse our company for the minimum amount required to be withheld.

Section 162(m) Limitations

As explained in more detail above under “Incentive Plan Summary — Qualified Performance-Based Awards” at page 56 of this Proxy Statement, Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for a performance-based compensation exception.

The 2012 Incentive Plan is designed so that NQSOs and SARs qualify for this exemption, and it also permits the Compensation Committee to grant other awards designed to qualify for this exception. However, the Compensation Committee reserves the right to grant awards that do not qualify for this exception, and, in some cases, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) may disallow compensation deductions that would otherwise be available to our company.

PROPOSAL NO. 3

AMEND THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED AND

BYLAWS TO DECLASSIFY THE BOARD

The Board recommends that you vote FOR the amendments to our Restated Certificate of

Incorporation and Bylaws to declassify the Board.

Background

The Board proposes to amend Article Eighth of our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Article III of our Bylaws to phase out the present three-year, staggered terms of our directors and instead provide for the annual election of directors. Currently, the Board is divided into three classes, with directors elected to staggered three-year terms. Approximately one-third of our directors stand for election each year. On September 8, 2011, upon the recommendation of the Nominating Committee, the Board approved, and recommended that our company’s stockholders approve at the Meeting, a plan to declassify the Board.

Rationale for Declassifying the Board

This proposal results from an ongoing review of corporate governance matters by the Nominating Committee and the Board. In its review, the Nominating Committee and the Board considered the advantages of maintaining the classified Board structure in light of our current circumstances, including that a classified Board structure promotes Board continuity and stability, encourages a long-term perspective by company management, and reduces vulnerability to coercive takeover tactics. While the Nominating Committee and the Board continue to believe that these are important considerations, the Nominating Committee and the Board also considered potential advantages of declassification in light of our current circumstances, including the ability of stockholders to evaluate directors annually. The Nominating Committee and the Board also considered that many U.S. public companies have eliminated their classified Board structures in recent years in favor of annual director elections.

After carefully weighing all of these considerations, the Nominating Committee recommended to the Board the elimination of our classified Board structure. The Board approved the proposed amendments to the Certificate of Incorporation and the Bylaws, copies of which are attached to this Proxy Statement as Appendix B and Appendix C, respectively, and recommends that the stockholders adopt these amendments by voting in favor of this proposal.

Proposed Declassification Amendments

If the proposed amendments to the Certificate of Incorporation and the Bylaws are approved, directors will be elected to one-year terms of office starting at the Meeting. To ensure a smooth transition to the new board structure, directors currently serving terms that expire at the 2012 and 2013 Annual Meetings of Stockholders will (subject to their earlier resignation or removal) serve the remainder of their respective terms, and thereafter they or their successors will be elected to one-year terms. From and after the 2013 Annual Meeting of Stockholders, all directors will stand for election annually. In addition, any director appointed to the Board as a result of an increase in the size of the Board or to fill a vacancy on the Board will hold office until the next annual meeting of stockholders.

The above description is qualified in its entirety by the actual text of proposed amendments to the Certificate of Incorporation and the Bylaws, which are set forth in Appendix B and Appendix C, respectively.

Required Stockholder Approval

Under the Certificate of Incorporation and the Bylaws, the proposed amendments to the Certificate of Incorporation and the Bylaws must be approved by the affirmative vote of the holders of at least two-thirds of the voting power of all the shares of our company entitled to vote in the election of directors, voting as a single class. Accordingly, this proposal will be approved upon the affirmative vote of the holders of two-thirds of our outstanding Common Stock. If you “Abstain” from voting on this proposal, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

Legal Effectiveness

If the proposed amendment to the Certificate of Incorporation is approved by the requisite vote of the stockholders, it will become effective upon the filing of an appropriate amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. We would make such filing promptly after the Meeting. The proposed amendment to our Bylaws would become effective concurrently with the effectiveness of the amendment to our Certificate of Incorporation.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that stockholders vote FOR ratification of KPMG LLP as our company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

The Audit Committee of the Board has appointed KPMG LLP as independent registered public accounting firm to examine our company’s consolidated financial statements for the fiscal year ending June 30, 2012 and to render other professional services as required.

The Audit Committee is submitting the appointment of KPMG LLP to stockholders for ratification. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.

Representatives of KPMG LLP will be present at the Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for fiscal 2011 and fiscal 2010, and fees billed for other services rendered by KPMG LLP.

	Fiscal 2011	Fiscal 2010
Audit fees(1)	$3,949,765	$3,825,000
Audit-related fees(2)	63,000	60,000
Tax fees(3)	624,211	399,000
All other fees(4)	—	21,000
Total	$4,636,976	$4,305,000

(1)	Audit fees consist principally of fees for the audit of our annual financial statements, including the audit of our internal controls over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q for those years and foreign statutory audits.
(2)	Audit-related fees consist principally of the audit of our retirement savings plan and pension schemes.
(3)	Tax fees consist principally of fees for tax compliance and preparation, tax advice and tax planning.
(4)	All other fees consist principally of fees for consulting on various accounting matters and the preparation and audit of foreign export and import documents.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to our company by the independent auditors (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for fiscal 2011 were pre-approved by the Audit Committee.

PROPOSAL NO. 5

STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recommends that stockholders vote FOR approval of the compensation paid to the named executive officers.

As required by Section 14A of the Securities Exchange Act of 1934, we are submitting to stockholders an advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC in the “Compensation Discussion and Analysis” section beginning on page 18 of this Proxy Statement, and the related compensation tables and narratives. The Compensation Committee values the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

As discussed in the Compensation Discussion and Analysis, our Compensation Committee is guided by its philosophy that our programs must achieve the following objectives: (i) paying for performance; (ii) attracting, retaining and motivating top talent; (iii) achieving alignment with stockholders and sustainable long-term stockholder value creation; and (iv) driving achievement of our strategic plan. The program is competitive in the marketplace, highly incentive-based to align interests of executives with those of our stockholders, and balanced across incentives to appropriately mitigate risk.

To achieve our philosophy, the Compensation Committee has continued to strengthen pay-for-performance principles by incorporating strong governance practices over time, including reducing the mix of time-vested RSUs versus Performance RSUs as components of our long-term equity incentive program; and modifying the metrics for the vesting of the Performance RSUs to link them to shareholder return.

The Compensation Committee and the Board believe that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to maximize long-term stockholder returns.

Because your vote is advisory, it will not be binding on the Board; however, the Board values stockholder opinions, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

PROPOSAL NO. 6

FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION

The Board of Directors recommends that stockholders vote for future stockholder advisory votes on executive compensation to be held annually.

In addition to providing our stockholders with the opportunity to cast an advisory vote on executive compensation, and also as required by Section 14A of the Securities Exchange Act of 1934, we are submitting to an advisory stockholder vote how frequently future advisory votes on executive compensation should occur. Stockholders may vote for advisory votes to occur every year, every two years, or every three years.

After careful consideration, the Board recommends an annual vote. The Board believes in the value of the opportunity for stockholders to voice their opinion annually on our executive compensation.

Because your vote is advisory, it will not be binding on the Board; however, the Board will give significant weight to stockholder preferences on this matter.

EQUITY COMPENSATION PLAN INFORMATION

As of June 30, 2011, the 1992 Incentive Plan and the 2002 Plan were the only compensation plans under which securities of our company were authorized for issuance. These plans, including amendments thereto, were approved by our stockholders. The table provides information as of June 30, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under existing equity compensation plans(2)
Equity compensation plans approved by security holders	4,161,117	$56.41	2,665,812
Equity compensation plans not approved by security holders	0	—	0
Total	4,161,117	$56.41	2,665,812

(1)	Includes 1,666,982 RSUs and restricted shares issued under the 2002 Plan.
(2)	Represents 2,665,812 shares of Common Stock available for issuance under the 2002 Plan. No further awards may be made under the 1992 Incentive Plan.

Including the awards granted through October 14, 2011, (1) 2,776,697 shares of Common Stock may be issued upon exercise of outstanding stock options under the 2002 Plan, (2) 80,600 shares of Common Stock may be issued upon exercise of outstanding stock options under the 1992 Incentive Plan, (3) our company’s outstanding stock options have a weighted-average exercise price of $53.13 and a weighted average remaining term of 6.86 years, (4) the number of outstanding unvested full-value shares, including RSUs and restricted stock of our company, is 1,963,212, and (5) 1,785,038 shares of Common Stock are available for issuance under the 2002 Plan as RSUs, restricted stock awards, dividend equivalents, and stock options. Upon stockholder approval of the 2012 Incentive Plan, no shares of Common Stock will be available for awards under the 2002 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of October 14, 2011, the beneficial ownership of shares of our Common Stock for (a) all stockholders known by us to beneficially own more than 5% of the shares of our Common Stock, (b) each of our current directors, (c) our named executive officers and (d) all of our directors and executive officers as a group. Unless otherwise noted, these persons have sole voting and investment power over the shares listed below. Unless otherwise noted, the address of each holder is 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901. Some of the information in the table is based on information included in filings made by the beneficial owners with the SEC.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage(2)
Capital World Investors(3)	5,756,000	8.2%
Frontier Capital Management Co. LLC(4)	3,581,408	5.1%
Dinesh C. Paliwal	391,168	*
Brian F. Carroll(5)	16,448	*
Harald Einsmann	31,040	*
Ann McLaughlin Korologos	66,048	*
Jiren Liu	1,301	*
Edward H. Meyer	79,001	*
Kenneth M. Reiss	11,848	*
Hellene S. Runtagh	10,578	*
Gary G. Steel	12,233	*
Herbert Parker	165,348	*
Blake Augsburger	80,631	*
Sachin Lawande	25,132	*
Michael Mauser	27,198	*
All directors and executive officers as a group (13 persons)	917,974	1.3%

*	Less than 1%
(1)	As required by the rules of the SEC, the table includes shares of our Common Stock that may be acquired pursuant to stock options exercisable within 60 days from October 14, 2011 as follows: Mr. Paliwal (232,748 shares), Mr. Carroll (9,400 shares), Dr. Einsmann (9,400 shares), Ms. Korologos (50,000 shares), Mr. Meyer (50,000 shares), Mr. Reiss (4,800 shares), Mr. Steel (4,800 shares), Mr. Parker (146,266 shares), Mr. Augsburger (71,586 shares), Mr. Lawande (17,800 shares), Mr. Mauser (26,200 shares), and all directors and executive officers as a group (623,000 shares). The table also includes shares of Common Stock held in the 401(k) retirement savings plan by all executive officers as a group (30,706 shares). The table does not reflect acquisitions or dispositions of shares of our Common Stock, including grants or exercises of stock options, after October 14, 2011.
(2)	Based on 70,091,444 shares of our Common Stock outstanding as of October 10, 2011.
(3)	Information with respect to Capital World Investors (“CWI”) is based on the Schedule 13G/A filed with the SEC on February 14, 2011 by CWI. CWI has sole dispositive power with respect to 5,756,000 shares of our Common Stock and sole voting power with respect to 5,756,000 shares of our Common Stock as of December 31, 2010. The address of CWI is 333 South Hope Street, Los Angeles, California 90071.
(4)	Information with respect to Frontier Capital Management Co., LLC (“FCM”) is based on the Schedule 13G filed with the SEC on February 14, 2011 by FCM. FCM has sole dispositive power with respect to 3,581,408 shares of our Common Stock and sole voting power with respect to 2,398,415 shares of our Common Stock as of December 31, 2010. The address of FCM is 99 Summer Street, Boston, MA 02110.
(5)	Mr. Carroll is a member of KKR which holds $348.2 million aggregate principal amount of the Notes as described above under the caption “Certain Relationships and Related Transactions — Certain Relationships — KKR.” Mr. Carroll disclaims beneficial ownership of any Notes held by KKR and the underlying shares of our Common Stock.

INDEPENDENT AUDITOR

Selection

KPMG LLP served as our company’s independent auditor for fiscal 2011. Representatives of KPMG LLP will attend the Meeting, will have an opportunity to make a statement and will be available to respond to questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for fiscal 2011 and fiscal 2010, and fees billed for other services rendered by KPMG LLP.

	Fiscal 2011	Fiscal 2010
Audit fees(1)	$3,949,765	$3,825,000
Audit-related fees(2)	63,000	60,000
Tax fees(3)	624,211	399,000
All other fees(4)	—	21,000
Total	$4,636,976	$4,305,000

(1)	Audit fees consist principally of fees for the audit of our annual financial statements, including the audit of our internal controls over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q for those years and foreign statutory audits.
(2)	Audit-related fees consist principally of the audit of our retirement savings plan and pension schemes.
(3)	Tax fees consist principally of fees for tax compliance and preparation, tax advice and tax planning.
(4)	All other fees consist principally of fees for consulting on various accounting matters and the preparation and audit of foreign export and import documents.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to our company by the independent auditors (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for fiscal 2011 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of three directors who are neither officers nor employees of Harman International Industries, Incorporated (“Harman”). All members of the Audit Committee are “independent” as that term is defined by the New York Stock Exchange listing standards. The committee operates under a written charter approved by the Board.

In connection with its review of the audited financial statements appearing in Harman’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, the Audit Committee:

•	discussed these financial statements with Harman’s management and KPMG LLP, its independent auditors;

•

discussed with KPMG LLP those matters related to the conduct of the audit that are required to be communicated by the independent registered accounting firm to the Audit Committee under the Rules adopted by the Public Company Accounting Oversight Board (“PCAOB”), including KPMG LLP’s judgments as to the quality, not just the acceptability of Harman’s accounting principles; and

•

received and reviewed the written disclosures and the letter from KPMG LLP regarding its independence from Harman, as set forth in the applicable requirements of the PCAOB, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Harman’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, as filed with the SEC.

This report is submitted by the members of the Audit Committee.

Members of the Audit Committee

Kenneth M. Reiss (Chair)

Dr. Harald Einsmann

Hellene S. Runtagh

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with during fiscal 2011, except that: Mr. Stacey inadvertently filed two late Form 4s on March 3 and March 8, 2011, and Mr. Paliwal inadvertently filed one late Form 4 on March 8, 2011.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in our proxy materials for the 2012 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by us at 400 Atlantic Street, Suite 1500, Stamford, CT 06901 by July 3, 2012 and otherwise comply with all requirements of the SEC for stockholder proposals.

Our Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to our company’s Corporate Secretary. To be timely, the notice must be delivered to the above address not less than 60 nor more than 90 days before the first anniversary of the date on which we first mailed our proxy materials for the immediately preceding annual meeting. Stockholder proposals for the 2012 Annual Meeting of Stockholders must be received not later than September 10, 2012. However, our Bylaws also provide that if an annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, then stockholder proposals for that annual meeting must be received no later than the close of business on the tenth day following the day on which public announcement is first made of the date of the upcoming annual meeting. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Bylaws. A copy of the Bylaws is available upon request from our company’s Secretary.

Our Bylaws provide that notice of a stockholder’s intent to make a nomination for director at the 2012 Annual Meeting of Stockholders must be received by the Secretary of our company 90 days in advance of the annual meeting. The notice must include certain information regarding the nominees as required by the Bylaws. Stockholders may also submit recommendations for director candidates to the Nominating Committee by following the procedures described above under the caption “The Board, Its Committees and Its Compensation — Stockholder Recommendations.”

OTHER MATTERS

The Board does not intend to present any other matter of business at the Meeting. However, if any other matter is properly presented at the Meeting, the shares represented by your proxy will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors,

Dinesh C. Paliwal

Chairman, Chief Executive Officer and President

Stamford, CT

October [—], 2011

APPENDIX A

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

2012 STOCK OPTION AND INCENTIVE PLAN

1. Purposes. The purpose of the Harman International Industries, Incorporated 2012 Stock Option and Incentive Plan (this “Incentive Plan”) is to attract and retain officers, employees, and non-employee directors for Harman International Industries, Incorporated, a Delaware corporation (the “Company”), and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

2. Definitions.

“1933 Act” shall have the meaning set forth in Section 11.13(a).

“Affiliate” means any Subsidiary or any other corporation, partnership, joint venture, limited liability company, or other entity or enterprise, of which the Company owns or controls, directly or indirectly, 10% or more of the outstanding shares of stock normally entitled to vote for the election of directors, or of comparable equity participation and voting power.

“Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, unrestricted Share, Cash Award, dividend equivalent or other award granted under this Incentive Plan.

“Award Certificate” means an agreement, certificate, resolution or other type or form of written document or other evidence, in such form as the Committee may from time to time prescribe, setting forth the terms and conditions of an Award. An Award Certificate may be in an electronic medium, may be limited to a notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or an Eligible Participant.

“Board” means the Board of Directors of the Company.

“Cash Award” shall mean an Award denominated in cash.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means a committee of the Board, as determined by the Board, or its permitted delegate.

“Company” has the meaning set forth in Section 1.

“Corporate Transaction” means a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of an Affiliate, or another event similar to any of the foregoing, affecting or involving the Company or any of its Affiliates.

“Covered Employee” means a Participant designated prior to or at the time of the grant of an Award by the Committee as an individual who is or may be a “covered employee” of the Company within the meaning of Section 162(m)(3) of the Code, in the year in which the Company is expected to be entitled to a federal income tax deduction with respect to the Award.

“Director” means a member of the Board.

“Disability” means a physical or mental disability that causes a Participant to be considered disabled under the terms of the disability income plan applicable to such Participant, whether or not such Participant actually receives such disability benefits, or, in the event that there is no disability income plan applicable to such Participant, as determined by the Committee.

“Effective Date” has the meaning set forth in Section 3.

“Eligible Participant” means any (i) Non-Officer Director or (ii) individual who is an employee of the Company or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Exercise Price” means the price at which a Participant may purchase a Share covered by an Option, or the price with respect to which the Fair Market Value of a Stock Appreciation Right is determined, as applicable.

“Fair Market Value” means, with respect to any given date, (a) the closing per-share sales price for the Shares on the New York Stock Exchange on that date, or if the Shares were not traded on the New York Stock Exchange on that date, then on the most recent preceding date on which the Shares were traded, all as reported by such source as the Committee may select, or, if the Shares are not then traded on an exchange, the last sale price as reported on the Nasdaq National Market System or other division of the Nasdaq on which the Shares are then quoted on the relevant date (or, if no trades are reported on that date, on the next preceding date on which a sale occurred), or (b) if clause (a) does not apply, the fair market value of the Shares as determined in good faith by the Committee.

“Full-Value Grant” means any Award other than an Option or Stock Appreciation Right.

“Grant Date” means the date as of which the Committee determines that a grant of an Award shall be effective.

“Incentive Plan” has the meaning set forth in Section 1.

“Management Objectives” means the measurable performance objective or objectives established pursuant to this Incentive Plan for Eligible Participants who, when so determined by the Board, have received grants of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents or other Awards pursuant to this Incentive Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary by which the Eligible Participant is employed. The Management Objectives may be made relative to the performance of other corporations. The Management Objectives applicable to any Award to a Covered Employee that is intended to comply with Section 162(m) of the Code shall be based on specified levels of or growth in one or more of the following criteria:

(a)	cash flow/net assets ratio;

(b)	return on capital or assets;

(c)	Return on Consolidated Equity;

(d)	earnings or earnings per share;

(e)	revenue;

(f)	cash flow;

(g)	stock price or total return to stockholders;

(h)	operating income or earnings before interest and taxes (EBIT);

(i)	earnings before interest, taxes, depreciation and amortization (EBITDA);

(j)	enterprise value;

(k)	cost initiatives, including relative growth and geographic or strategic targets involving one or more of the following: capital expenditures, cost of purchased material and full-time and part-time payroll; and/or

(l)	economic value added or economic profit.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Management Objectives or minimum acceptable level of achievement.

“Non-Officer Director” means a Director who is not an officer or employee of the Company or any Subsidiary.

“Option” means a right granted under this Incentive Plan to a Participant to purchase a Share at a specified price for a specified period of time.

“Participant” means an Eligible Participant to whom an Award has been granted pursuant to this Incentive Plan; provided, that in the case of the death or legal incapacity of a Participant, the term “Participant” shall refer to a beneficiary designated pursuant to Section 7.5 or Section 11.1 or the guardian or legal representative of the Participant acting in a fiduciary capacity on behalf of such Participant under state law and court supervision or comparable office and supervision under applicable foreign law.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Qualified Performance-Based Awards” means (i) Options, (ii) Stock Appreciation Rights, and (iii) all other Awards that are designated as such pursuant to Section 10.1.

“Reporting Person” means a person subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Shares.

“Restricted Shares” means Shares that are granted or delivered subject to restrictions in accordance with Section 7.3.

“Restricted Stock Units” means Awards granted as set forth in Section 7.5.

“Return on Consolidated Equity” means a fraction (expressed as a percentage), the numerator of which is the net income of the Company as set forth in the Company’s audited consolidated financial statements and the denominator of which is the Company’s average stockholders’ equity for the fiscal year, as determined by adding the average stockholders’ equity for each quarter of the fiscal year, divided by four.

“Section” references are, unless otherwise indicated, to sections of this Incentive Plan.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

“Shares” means shares of Company common stock, par value $0.01 per share. If there has been an adjustment or substitution pursuant to Section 5.5, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which the Shares are adjusted pursuant thereto.

“Share Change” means a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization, or another event similar to any of the foregoing, affecting the capital structure of the Company, or a separation or spin-off of an Affiliate without consideration or other extraordinary dividend of cash or other property to the Company’s shareholders.

“Stock Appreciation Right” means a right described in Section 6.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity or enterprise of which the Company, as applicable, owns or controls, directly or indirectly, a majority of the outstanding shares of stock normally entitled to vote for the election of directors or of comparable equity participation and voting power.

“Termination of Service” of a Participant or any other individual occurs when the Participant or other individual is no longer either an employee of the Company or any of the Subsidiaries (including without limitation because the entity that employs the Participant or other individual has ceased to be a Subsidiary), or a member of the Board, as applicable.

3. Effective Date and Term of This Incentive Plan. The effective date (the “Effective Date”) of this Incentive Plan is October [—], 2011, subject to approval by the Company’s shareholders. No further grants may be made under this Incentive Plan after the 10th anniversary of the Effective Date. Effective as of the Effective Date, no further equity compensation awards may be granted under the Company’s prior long-term incentive plans, it being understood that outstanding awards under such plans shall remain in full force and effect under such plans.

4. Administration.

4.1 Delegation. This Incentive Plan shall be administered by the Committee except to the extent the Committee delegates administration pursuant to this paragraph. The Committee may delegate all or a portion of the administration of this Incentive Plan to one or more committees, or to senior managers of the Company or its Subsidiaries, and may authorize further delegation by such committees to senior managers of the Company or its Subsidiaries, in each case to the extent permitted by Delaware law; provided, that determinations regarding the timing, pricing, amount and terms of any Award to a Reporting Person shall be made only by the Committee; and provided, further, that no such delegation may be made that would cause Awards or other transactions under this Incentive Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption; and provided, finally, that no delegation may be made of the powers granted to the Committee under Section 11.15. Any such delegation may be revoked by the Committee at any time.

4.2 Scope of Authority. The Committee shall have full power and authority to administer and interpret this Incentive Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of this Incentive Plan as the Committee deems necessary or advisable. The Committee’s powers include, but are not limited to (subject to the specific limitations described herein), the authority to determine the Eligible Participants to be granted Awards under this Incentive Plan; to determine the size and applicable terms and conditions of grants to be made to such employees; to determine the time when Awards will be granted; to determine the terms and conditions of any grant, including, without limitation, the Exercise Price, any vesting condition, restriction or limitation (which may contain Management Objectives relating to the performance of the Participant, the Company or an Affiliate) and any acceleration of vesting or waiver of forfeiture regarding any grant and the Shares relating thereto (except to the extent that such discretion would cause a Qualified Performance-Based Award to fail to so qualify); to determine whether a resignation was voluntary and whether and under what circumstances there has been a Termination of Service; and to modify, amend or adjust the terms and conditions of any grant made to a Participant, at any time, provided, that the Committee may not reprice any outstanding Option or Stock Appreciation Right by reducing the Exercise Price thereof or canceling such Award in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the pre-cancellation Option or Stock Appreciation Right.

4.3 Actions and Interpretations. The Committee’s interpretations of this Incentive Plan and of Award Certificates, and all actions taken and determinations made by the Committee concerning any matter arising under or with respect to this Incentive Plan or any Awards granted hereunder, shall be in its sole discretion and final, binding and conclusive on all interested parties, including the Company, an Affiliate, stockholders of any of those entities, and all former, present and future employees thereof. The Committee may, with respect to all questions of accounting, rely conclusively upon any determination made by the internal accountants of the Company.

4.4 Board Authority. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Incentive Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.

4.5 Award Certificates. Each Award shall be evidenced by an Award Certificate.

5. Shares Authorized.

5.1 Total Number. The total number of Shares available for delivery pursuant to Awards under this Incentive Plan is 4,400,000. Notwithstanding the foregoing, delivery of Shares pursuant to a Full-Value Grant shall reduce the number of Shares available for delivery pursuant to Awards under the Plan by 1.71 times the number of Shares delivered pursuant to such Full-Value Grant, and delivery of Shares pursuant to an Option or Stock Appreciation Right shall reduce the number of Shares available under the Plan by one Share for each such delivered Share.

5.2 Other Limits. Notwithstanding anything in this Section 5 or elsewhere in this Incentive Plan to the contrary, (i) no Eligible Participant shall be granted Options and Stock Appreciation Rights, in the aggregate, for more than 750,000 Shares during any calendar year; and (ii) no Eligible Participant shall be granted Qualified Performance-Based Awards other than Options and Stock Appreciation Rights representing more than 750,000 Shares in the aggregate during any calendar year. For clarity, the Share debiting ratio set forth in the final sentence of Section 5.1 shall have no application with respect to the limits set forth in this Section 5.2.

5.3 Source of Shares. The Shares that may be delivered pursuant to Awards granted under this Incentive Plan may be authorized but unissued Shares not reserved for any other purposes or Shares held in or acquired for the treasury of the Company, or both.

5.4 Forfeitures, Etc. Shares covered by all Awards granted at any time under this Incentive Plan shall not be counted as used unless and until they are actually issued and delivered to an Eligible Participant. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any Award, any Shares that were covered by that Award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (i) Shares tendered in payment of the Exercise Price of an Option shall not be added to the aggregate Incentive Plan limit described in Section 5.1 above; (ii) Shares withheld by the Company to satisfy tax withholding obligations shall not be added to the aggregate Incentive Plan limit described in Section 5.1 above; (iii) Shares that are repurchased by the Company with Option proceeds shall not be added to the aggregate Incentive Plan limit described in Section 5.1 above; and (iv) all Shares covered by a Stock Appreciation Right, to the extent that it is exercised and settled in Shares, whether or not all shares of Common Stock covered by the award are actually issued to the Eligible Participant upon exercise of the right, shall be considered issued or transferred pursuant to this Incentive Plan.

5.5 Share and Other Adjustments. Notwithstanding any other provision of this Incentive Plan, in the event of a Corporate Transaction, the Committee or the Board may in its discretion make, and in the event of a Share

Change, the Committee or the Board shall make, such adjustments as it deems appropriate and equitable in the aggregate number and kind of shares reserved for delivery pursuant to Awards under this Incentive Plan, in the limitations set forth in this Section 5, in the number and kind of shares subject to outstanding Awards, in the Exercise Price of outstanding Options and Stock Appreciation Rights, and/or such other equitable substitution or adjustments as it may determine to be appropriate; provided, that the number of shares subject to any Award shall always be a whole number and that no adjustment will be permissible hereunder to the extent it would cause any Qualified Performance-Based Award to fail to qualify for the Section 162(m) Exemption. Shares delivered under the Plan as an Award or in settlement of an Award issued or made (i) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition, or (ii) as a post-transaction grant under such a plan or arrangement of an acquired entity, shall not reduce or be counted against the maximum number of Shares available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the stockholder approval requirements of the New York Stock Exchange for equity compensation plans applies.

6. Options and Stock Appreciation Rights.

6.1 Grants. Options and Stock Appreciation Rights may be granted at such time or times determined by the Committee following the Effective Date to any Eligible Participant. Options granted hereunder shall not be designated as incentive stock options for purposes of Section 422 of the Code. Each Option and each Stock Appreciation Right shall be granted subject to such terms and conditions, if any, not inconsistent with this Incentive Plan, as shall be determined by the Committee and set forth in the applicable Award Certificate, including any provisions as to continued employment or continued service as consideration for the grant or exercise of such Option or Stock Appreciation Right, provisions as to performance conditions, and any provisions that may be advisable to comply with applicable laws, regulations or the rulings of any governmental authority.

6.2 Options.

(a) Exercise Price. The per-Share Exercise Price of an Option shall be established by the Committee in connection with the grant thereof, but shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. No exercise of an Option shall be effective before payment of the Exercise Price therefor.

(b) Method of Payment. The Exercise Price for Shares purchased upon exercise of an Option shall be paid upon such terms as shall be set forth in the applicable Award Certificate. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of the Option having a Fair Market Value on the date of exercise equal to the Exercise Price, or that permit the Participant to deliver Shares (or other evidence of ownership of Shares satisfactory to the Company) with a Fair Market Value equal to the Exercise Price as payment; provided, that any such Shares that were not acquired by the Participant in open-market purchases have been owned by the Participant for at least six months free of any restrictions and without being subject to forfeiture.

6.3 Stock Appreciation Rights.

(a) Nature of Right. A Stock Appreciation Right shall entitle its holder to receive, upon exercise, a payment, in cash or Shares as described in Section 6.3(d), equal to (i) the excess of (A) the Fair Market Value of a Share on the date of exercise of a Stock Appreciation Right, over (B) the per-Share Exercise Price of the Stock Appreciation Right, times (ii) the number of shares as to which it is being exercised. A Stock Appreciation Right may be granted either with a related Option at the time the Option is originally granted or thereafter, or without a related Option.

(b) Exercise Price. The per-Share Exercise Price of a Stock Appreciation Right that has a related Option shall equal the per-Share Exercise Price of the related Option. The per-Share Exercise Price of a Stock

Appreciation Right that does not have a related Option shall be established in connection with the grant thereof, but shall not be less than 100% of the Fair Market Value of a Share on the Grant Date.

(c) Grant with Related Option. A Stock Appreciation Right that is granted with a related Option shall be subject to the same terms and conditions as the Option, shall be exercisable only to the extent its related Option is exercisable, and shall terminate or be forfeited and cease to be exercisable when the term of the related Option expires or the related Option is forfeited.

(d) Form of Payment. The Committee shall determine, in each case, whether the payment to a Participant upon exercise of a Stock Appreciation Right will be in the form of all cash, all Shares (which may be Restricted Shares) or any combination thereof. If payment is to be made in Shares, the number of Shares shall be equal to the amount of the payment, as described in the first sentence of Section 6.3(a), divided by the Fair Market Value of a Share on the date of exercise.

(e) Proceeds. The Committee shall determine the timing of any payment made in cash, Shares or a combination thereof upon exercise of a Stock Appreciation Right hereunder, whether in a lump sum, in annual installments or otherwise deferred, and the Committee shall determine whether such payments may bear interest pursuant to Section 9.

6.4 Exercise of Options or Stock Appreciation Rights; Term. An Option or Stock Appreciation Right, or portion thereof, may be exercised during the period beginning on the date when it first becomes exercisable in accordance with its terms, and ending upon the expiration of its term or, if sooner, when it is forfeited as a result of a Termination of Service or otherwise in accordance with the terms and conditions of the Option or Stock Appreciation Right. Subject to the provisions of Section 6.5 hereof, the term of an Option or Stock Appreciation Right shall expire on such date, not later than the tenth anniversary of the Grant Date, as set forth in the applicable Award Certificate. The exercise of all or a portion of a Stock Appreciation Right granted with a related Option shall result in the forfeiture of all or a corresponding portion of the related Option and vice versa. To exercise an Option or Stock Appreciation Right, a Participant shall give notice to the Company or its agent, specifying the number of Shares with respect to which the Option or Stock Appreciation Right is being exercised, and otherwise complying with such procedures as the Committee may from time to time establish.

6.5 Effect of Termination of Service on the Exercise of Options and Stock Appreciation Rights. The effect of a Participant’s Termination of Service on any Option or Stock Appreciation Right then held by the Participant, to the extent it has not previously expired or been exercised, shall be set forth in the applicable Award Certificate. Notwithstanding anything in any Award Certificate to the contrary, in no event shall an Option or Stock Appreciation Right be exercisable after expiration of its term.

6.6 No Obligation to Exercise Option or Stock Appreciation Right. The granting of an Option or Stock Appreciation Right shall impose no obligation upon the Participant or upon a beneficiary of a Participant to exercise such Option or Stock Appreciation Right.

7. Shares, Restricted Shares and Restricted Stock Units

7.1 Awards. An Award of Shares, Restricted Shares or Restricted Stock Units may be made at such time or times determined by the Committee following the Effective Date to any person who is an Eligible Participant. The terms and conditions of payment of any Award, including, without limitation, what part of such Award shall be paid in unrestricted Shares or Restricted Shares, the time or times of payment of any Award, and the time or times of the lapse of the restrictions on Restricted Shares shall be set forth in the applicable Award Certificate.

7.2 Shares. For the purpose of determining the number of Shares to be used in payment of an Award denominated in cash but payable in whole or in part in Shares or Restricted Shares, the cash value of the Award to be so paid shall be divided by the Fair Market Value of a Share on the date of the determination of the amount of the Award by the Committee, or, if the Committee so directs, the date immediately preceding the date the Award is paid.

7.3 Restricted Shares. An Award of Restricted Shares shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including without limitation the Company or one or more of its employees) designated by the Committee, a certificate or certificates for such Restricted Shares, registered in the name of such Participant. Except to the extent otherwise provided in the applicable Award Certificate, the Participant shall have all of the rights of a stockholder with respect to such Restricted Shares.

7.4 Terms and Conditions of Restricted Shares. An Award of Restricted Shares shall be subject to such terms and conditions, and to such restrictions against sale, transfer or other disposition, as may be set forth in the applicable Award Certificate. In the event of the death of a Participant following the transfer of Restricted Shares to him or her, the legal representative of the Participant, the beneficiary designated in writing by the Participant during his or her lifetime, or the person receiving such Shares under the Participant’s will or under the laws of descent and distribution shall take such Shares subject to the same restrictions, conditions and provisions in effect at the time of the Participant’s death, to the extent applicable, unless otherwise set forth in the applicable Award Certificate.

7.5 Restricted Stock Units. The Awards of Shares that may be granted pursuant to this Section 7 include, without limitation, Restricted Stock Units. Restricted Stock Units represent the right to receive Shares or cash in the future, at such times, and subject to such conditions, as the Committee shall determine. A Participant to whom Restricted Stock Units are awarded shall have no rights as a shareholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the participant in settlement thereof. However, Restricted Stock Units may have dividend equivalent rights under Section 9.1, if so determined by the Committee.

8. Cash Awards

8.1 Award. An Award may be in the form of a Cash Award. Each Cash Award shall be granted subject to such terms and conditions, if any, not inconsistent with this Incentive Plan, as shall be determined by the Committee and set forth in the applicable Award Certificate, including but not limited to any provisions as to continued employment or continued service as consideration for the grant of such Cash Award, provisions as to performance conditions, and any provisions that may be advisable to comply with applicable laws, regulations or rulings of any governmental authority.

8.2 Performance-Based Cash Award Limitations. Cash Awards that are Qualified Performance-Based Awards shall be subject to the provisions of Section 10 hereof. In addition, no Eligible Participant may be granted Cash Awards that are Qualified Performance-Based Awards that have an aggregate maximum payment value in any calendar year in excess of $5 million.

9. Dividends, Dividend Equivalents and Interest Equivalents

9.1 No Cash Dividends. No cash dividends shall be paid on Shares that have been awarded but not registered or delivered. The applicable Award Certificate may provide for the payment of dividend equivalents with respect to any Award (other than Options and Stock Appreciation Rights) pursuant to which Shares are or may become deliverable in the future, equal in value to the cash dividends that would have been paid with respect to each Share subject to such Award, if it had been outstanding during the period between the date of the Award and the time each such Share is delivered or the Award is forfeited as to such Shares. “Dividend equivalents” may be:

(i)	paid in cash or Shares, either from time to time prior to or at the time of the delivery of such Shares; or

(ii)	converted into contingently credited Shares (with respect to which dividend equivalents shall accrue) in such manner, at such value, and deliverable at such time or times as may be set forth in the applicable Award Certificate.

9.2 Interest Equivalents. The applicable Award Certificate may provide for payment of interest equivalents (i) on any portion of any Award payable at a future time in cash and (ii) on dividend equivalents that are payable at a future time in cash.

9.3 Restricted Shares. The applicable Award Certificate may provide that dividends paid on Restricted Shares shall, during the applicable restricted period, be held by the Company to be paid upon the lapse of restrictions or to be forfeited upon forfeiture of the Shares.

10. Qualified Performance-Based Awards

10.1 Designation of Qualified Performance-Based Awards. When granting any Award under this Plan, other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may become a Covered Employee with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

10.2 Special Rules for Qualified Performance-Based Awards. Notwithstanding any other provision of this Plan, each Qualified Performance-Based Award shall be earned only upon the achievement of one or more Qualified Performance Goals (as defined in Section 10.3 below), as certified by the Committee, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Qualified Performance Goals will be waived upon the death or Disability of the grantee of such Award, and (ii) the Committee may reserve the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable Qualified Performance Goals. Except as specifically provided in the preceding sentence, no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner to waive the achievement of the applicable Qualified Performance Goals or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption. Qualified Performance-Based Awards may contain additional vesting requirements unrelated to performance, such as requirements based on continued service.

10.3 Definition and Establishment of Qualified Performance Goals. The term “Qualified Performance Goal” means any Management Objective applied to the Company as a whole or to any Subsidiary or division or other unit of the Company. The achievement of Qualified Performance Goals may be determined without regard to the effect of specified unusual events, such as restructuring charges and the cumulative effect of accounting changes required under generally accepted accounting principles, as determined by the Committee in connection with the timely establishment of such Goals. The Committee shall establish the Qualified Performance Goal or Goals applicable to a Qualified Performance-Based Award within the time period required by the Section 162(m) Exemption.

11. Miscellaneous Provisions

11.1 Transferability.

(a) Except as provided in Section 11.1(b) below, during a Participant’s lifetime, his or her Options and Stock Appreciation Rights shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

(b) The Committee may, in its discretion, determine that notwithstanding Section 11.1(a), any or all Options shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, that only the Participant to which the Option had been awarded or a “family member” (as defined below in Section 11.1(d) below) of such Participant may be a transferee of such Option. Such a determination may be made at the time an Award is granted or at any time thereafter.

(c) Without limiting the generality of Section 11.1(a), and notwithstanding Section 11.1(b), no domestic relations order purporting to authorize a transfer of an Award shall be recognized as valid.

(d) For purposes of Section 11.1(b), “family member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or Participant), a trust in which these persons (or the Participant) have more than 50% percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

11.2 No Right to Continued Employment or Service. Nothing contained in this Incentive Plan, any Award Certificate or any booklet or document describing or referring to this Incentive Plan shall be deemed to confer on any Eligible Participant the right to continue as an employee of the Company or an Affiliate or as a Director or director of a Subsidiary, whether for the duration of a Participant’s Award vesting schedule or otherwise, or affect the right of the Company or an Affiliate to terminate the employment or service of any such person for any reason.

11.3 Governing Law; Construction. This Incentive Plan and any actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Titles and headings to Sections are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of this Incentive Plan.

11.4 Certain Tax Matters.

(a) Notwithstanding any other provision of this Incentive Plan, the Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the grant or exercise of any Option or otherwise in connection with any Option, any Stock Appreciation Right or the exercise thereof, or otherwise in connection with any Award, including without limitation the withholding of cash or Shares that would be paid or delivered pursuant to such exercise or Award or any other exercise or Award under this Incentive Plan until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, or canceling any portion of such Award or any other Award under this Incentive Plan in an amount sufficient to reimburse the Company for the minimum amount it is required to so withhold, or selling any property contingently credited by the Company for the purpose of paying such Award or any other Award under this Incentive Plan, in order to withhold or reimburse the Company for the minimum amount it is required to so withhold. In addition, the Committee may establish appropriate procedures to ensure that it receives prompt notice of any event that may make available to the Company or any Affiliate any tax deduction in connection with an Award.

(b) This Incentive Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Incentive Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award. Notwithstanding any provision of this Incentive Plan or any Award Certificate to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following a Participant’s “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”) shall instead be paid or provided on the first business day after the date that is six months following the Participant’s Separation from Service. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days after the date of the Participant’s death.

11.5 Foreign Participants. In order to facilitate the granting of Awards to Eligible Participants who are foreign nationals or who are employed outside of the United States of America, the Committee may provide for such special terms and conditions, including without limitation substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of this Incentive Plan as it may consider necessary or appropriate for the purposes of this Section 11.5 without thereby affecting the terms of this Incentive Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the spirit of this Incentive Plan, as then in effect. Participants subject to the laws of a foreign jurisdiction may request copies of, or the right to view, any materials that are required to be provided by the Company pursuant to the laws of such jurisdiction.

11.6 No Rights as a Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares to be delivered pursuant to an Award prior to the date that the Participant is recorded as the holder of such Shares on the records of the Company and such Shares are delivered to such Participant by book-entry registration or delivery of a certificate or certificates therefor to the Participant, or to a custodian or escrow agent designated by the Committee (which may include, without limitation, the Company or one or more of its employees).

11.7 No Right to Award. No employee or other person shall have any claim or right to be granted an Award under this Incentive Plan. Having received an Award under this Incentive Plan shall not give a Participant or other person any right to receive any other Award under this Incentive Plan. A Participant shall have no rights or interests in any Award, except as set forth herein and in the applicable Award Certificate.

11.8 Unfunded Plan. It is presently intended that this Incentive Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares, to the extent required by law to meet the requirements of this Incentive Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the delivery of Shares relating to Awards granted pursuant to this Incentive Plan.

11.9 Notice. Except as otherwise provided in this Incentive Plan, all notices or other communications required or permitted to be given under this Incentive Plan to the Company shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, postage pre-paid, as follows: (i) if to the Company, at its principal business address to the attention of the Secretary; and (ii) if to any Participant, at the last address of the Participant known to the sender at the time the notice or other communication is sent.

11.10 Inurement of Rights and Obligations. The rights and obligations under this Incentive Plan and any related documents shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and the Participants and their beneficiaries.

11.11 Costs and Expenses of This Incentive Plan. Except as otherwise provided herein, the costs and expenses of administering this Incentive Plan shall be borne by the Company, and shall not be charged to any

Award nor to any Participant receiving an Award. Costs and expenses associated with the redemption or exercise of any Award under this Incentive Plan, including, but not limited to, commissions charged by any agent of the Company, may be charged to the Participant.

11.12 No Limitation on Rights of the Company.

(a) The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. Further, this Incentive Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume Awards, other than under this Incentive Plan, to or with respect to any other person.

(b) If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of this Incentive Plan. All Shares issued pursuant to Awards that are forfeited shall revert to the Company upon such forfeiture.

11.13 Legal Requirements.

(a) Restrictions on Resale. Notwithstanding any other provision of this Incentive Plan, no Participant who acquires Shares pursuant to this Incentive Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b) Registration, Listing and Qualification of Shares. Notwithstanding any other provision of this Incentive Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any securities exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under this Incentive Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

11.14 Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Incentive Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

11.15 Amendment or Termination.

(a) The Committee may, from time to time, amend or modify this Incentive Plan or any outstanding Awards, including, without limitation, to authorize the Committee to make Awards payable in other securities or other forms of property of a kind to be determined by the Committee, and such other amendments as may be necessary or desirable to implement such Awards, or terminate this Incentive Plan or any provision thereof; provided, that amendments or modifications to this Incentive Plan shall require the approval of the stockholders normally entitled to vote for the election of Directors if (i) they would permit the Company to reprice any outstanding Option or Stock Appreciation Right (by reducing the Exercise Price thereof or canceling such Award in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the pre-cancellation Option or Stock Appreciation Right) or (ii) such approval is required by applicable law or the listing standards of the New York Stock Exchange; and provided, further, that amendments to Section 5.1 shall require the approval of the Board.

(b) No amendment to or termination of this Incentive Plan or any provision hereof, and no amendment to or cancellation of any outstanding Award shall, without the written consent of the affected Participant, adversely affect any outstanding Award.

(c) Notwithstanding the above provisions, the Committee shall have authority to amend outstanding Awards and this Incentive Plan to take into account changes in law and tax and accounting rules, and to grant Awards that qualify for beneficial treatment under such rules, without stockholder approval and without the consent of affected Participants.

APPENDIX B

Proposed Amendment to the Certificate of Incorporation

Subject to approval by the requisite vote of stockholders, Article Eighth of the Certificate of Incorporation would be amended to read in its entirety as follows:

“EIGHTH: Section 1. Number, Election and Terms of Directors. Subject to the rights, if any, of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws of the Corporation. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall, until the annual meeting of stockholders to be held in 2013, be classified with respect to the time for which they severally hold office into three classes, as nearly their equal in number as possible, as shall be provided in the manner specified in the By-Laws of the Corporation. The term of office for the class of Directors elected in 2008 shall expire at the annual meeting of stockholders to be held in 2011, the term of office for the class of Directors elected in 2009 shall expire at the annual meeting of the stockholders to be held in 2012, and the term of office for the class of Directors elected in 2010 shall expire at the annual meeting of stockholders to be held in 2013, with the members of each class to hold office until their successors are elected and qualified. Commencing at the annual meeting of stockholders to be held in 2011, Directors succeeding those whose terms are then expired shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election and until their successors are elected and qualified. Commencing with the annual meeting of the stockholders of the Corporation to be held in 2013, the classification of the Board of Directors shall terminate and all Directors shall be of one class.

Section.2. Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the By-Laws of the Corporation.

Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such Director’s successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of an incumbent Director.

Section 4. Removal. Subject to the rights, if any, of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office only for cause and by the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

Section 5. Amendment, Repeal or Alteration. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding shares of the capital stock of the Corporation entitled to vote in the election of Directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with, this Article Eighth.”

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APPENDIX C

Proposed Amendment to the Bylaws

Subject to approval by the requisite vote of stockholders, Sections 2 and 3 of Article III of the Bylaws would be amended to read in their entirety as follows:

“Section 2. Number, Election and Terms of Directors. Directors shall be elected to hold office as specified in the Certificate of Incorporation. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the Board for adoption).

Section 3. Newly Created Directorships and Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors which occur between annual meetings of the stockholders may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so elected shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified, except as required by law.”

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

INTERNET http://www.proxyvoting.com/har Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR
VOTE BY MAIL Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

        82392

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES SET FORTH IN PROPOSAL NO. 1 AND “FOR” PROPOSALS 2 THROUGH 5.	Please mark your votes as indicated in this example	☒

1.	PROPOSAL FOR ELECTION OF DIRECTOR NOMINEES:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS				FOR	AGAINST	ABSTAIN

01 Brian F. Carroll 02 Hellene S. Runtagh		☐	☐	☐	2.	PROPOSAL TO APPROVE THE 2012 STOCK OPTION AND INCENTIVE PLAN.		☐	☐	☐

					3.	PROPOSAL TO APPROVE AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD.		☐	☐	☐

					4.	PROPOSAL TO RATIFY APPOINTMENT OF KPMG.		☐	☐	☐

					5.	PROPOSAL TO APPROVE ADVISORY (NON-BINDING) RESOLUTION RELATING TO EXECUTIVE COMPENSATION.		☐	☐	☐

Board recommends a vote FOR stockholder approval every year.

							1 year	2 years	3 years	Abstain

					6.	EXECUTIVE COMPENSATION FREQUENCY STOCKHOLDER VOTE.	☐	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					Using blue or black ink, please mark, sign, date and promptly return this proxy card in the enclosed envelope. In the case of a corporation, partnership or other legal entity, the full name of the organization should be used and the signature should be that of a duly authorized officer, partner or other person.
*Exceptions _______________________________________________________________________

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

Meeting: December 7, 2011

at 11:00 a.m. EST

Location:	Harman International Industries, Incorporated 400 Atlantic Street 15th Floor Stamford, CT 06901

For directions, please call Investor Relations at (203) 328-3500, or go to:

http://www.harman.com/investorinformation

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be held on December 7, 2011. The Notice and Proxy Statement, Annual Report and Form 10-K are available at https://materials.proxyvote.com/413086.

▼ FOLD AND DETACH HERE ▼

PROXY

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

Annual Meeting of Stockholders – December 7, 2011

The undersigned hereby appoints each of Herbert K. Parker and Todd A. Suko, with the power to appoint his or her substitute, as proxy and authorizes each to represent and vote all the shares of Common Stock of Harman International Industries, Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on December 7, 2011 and at any adjournment thereof, as specified on the reverse side hereof and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated October [—], 2011.

When properly executed, this proxy will be voted as specified on the reverse side hereof or, if not specified, will be voted FOR each of the director nominees set forth in the proposal for the election of directors and FOR each of proposals 2 through 5 and FOR every year on proposal 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 82392